Exhibit (e)(1)

Excerpts from Commercial Metals Company Definitive Proxy Statement on Schedule 14A relating to the 2012 Annual Meeting of Stockholders as filed with the Securities and Exchange Commission on December 6, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

On the basis of filings with the SEC and other information, we believe that based on 115,539,503 shares of our common stock being issued and outstanding as of November 18, 2011, the following persons, including groups of persons, beneficially owned more than five percent (5%) of our outstanding common stock:

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
High River Limited Partnership(1)	11,525,000	9.97%
c/o Icahn Capital LP 767 Fifth Avenue, 47 Floor New York, NY 10153
BlackRock Inc.(2)	7,645,194	6.62%
40 East 52nd Street New York, NY 10022
FMR LLC(3)	6,470,871	5.60%
82 Devonshire Street Boston, Massachusetts 02109
AllianceBernstein LP(4)	5,902,877	5.11%
1345 Avenue of the Americas New York, NY 10105

(1)	Based on the information provided pursuant to Amendment No. 1 to Schedule 13D filed with the SEC on September 2, 2011 (the “Icahn Schedule 13D/A”) by High River Limited Partnership, a Delaware limited partnership (“High River”), with respect to itself, the other members of the Icahn Group, Carl C. Icahn and certain other affiliated entities of Carl C. Icahn (collectively, the “Reporting Persons”). The Reporting Persons reported that (i) High River has sole voting and dispositive power with respect to 2,304,999 shares of common stock; (ii) Icahn Partners LP (“Icahn Partners”) has sole voting and dispositive power with respect to 3,531,955 shares of common stock; (iii) Icahn Partners Master Fund LP (“Icahn Master”) has sole voting and dispositive power with respect to 3,808,353 shares of common stock; (iv) Icahn Partners Master Fund II LP (“Icahn Master II”) has sole voting and dispositive power with respect to 1,310,448 shares of common stock; and (v) Icahn Partners Master Fund III LP (“Icahn Master III”) has sole voting and dispositive power with respect to 569,245 shares of common stock. Carl C. Icahn, by virtue of his relationship to High River, Icahn Partners, Icahn Master, Icahn Master II and Icahn Master III, is deemed to beneficially own the shares of common stock which High River, Icahn Partners, Icahn Master, Icahn Master II and Icahn Master III directly beneficially own. According to the Icahn Schedule 13D/A, each of the Reporting Persons may have shared voting and/or dispositive power over all or some of such shares.

(2)	Based on the information provided pursuant to Amendment No. 1 to Schedule 13G filed with the SEC on February 3, 2011 (the “Blackrock Schedule 13G/A”) by BlackRock Inc. (“BlackRock”). BlackRock reported that it has sole voting and dispositive power with respect to 7,645,194 shares of common stock. The BlackRock Schedule 13G/A states that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock and that no one person’s interest in the common stock is more than five percent of the total outstanding common shares.

(3)	Based on the information provided pursuant to Amendment No. 2 to Schedule 13G filed with the SEC on January 10, 2011 (the “FMR Schedule 13G/A”) by FMR LLC and Edward C. Johnson 3d (collectively, “FMR”). FMR reported that it has sole voting power with respect to 905,845 shares of common stock and sole dispositive power with respect to 6,470,871 shares of common stock. The FMR Schedule 13G/A states that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock and that no one person’s interest in the common stock is more than five percent of the total outstanding common stock.

(4)	Based on the information provided pursuant to Amendment No. 1 to Schedule 13G filed with the SEC on August 10, 2011 (the “AllianceBernstein Schedule 13G/A”) by AllianceBernstein LP (“AllianceBernstein”). AllianceBernstein reported that it has sole voting power with respect to 4,844,331 shares of common stock and sole dispositive power with respect to 5,902,877 shares of common stock.

The following table sets forth information known to us about the beneficial ownership of our common stock by each director and nominee for director, our Chief Executive Officer (the “CEO”), our Chief Financial Officer (the “CFO”), the other executive officers included in the Summary Compensation Table, and all current directors and executive officers as a group based on 115,539,503 shares of our common stock being issued and outstanding as of November 18, 2011. Unless stated otherwise in the notes to the table, each person named below has sole authority to vote and dispose of the shares listed.

Name	Owned Shares of Common Stock	Option Shares of Common Stock(1)	Total Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Adams, Harold L	25,200	35,000	60,200	*
Alvarado, Joseph	5,000	—	5,000	*
Best, Rhys J	5,000	21,000	26,000	*
Guido, Robert L	22,173	28,000	50,173	*
Kelson, Richard B	1,000	21,000	22,000	*
Larson, William B	298,527	108,870	407,397	*
Massaro, Anthony A	24,000	35,000	59,000	*
McClean, Murray R	177,777	267,993	445,770	*
Mills, Rick J.(2)	—	—	—	*
Neary, Robert D	38,000	35,000	73,000	*
Porter, Tracy L	32,466	38,180	70,646	*
Raiss, Sarah E	9,300	7,000	16,300	*
Smith, Barbara R.	—	—	—
Smith, J. David	35,762	36,670	72,432	*
Womack, Robert R	96,683	35,000	131,683	*
Zoellner, Hanns K	105,363	113,151	218,514	*
All current directors and executive officers as a group (19 persons)	784,376	858,143	1,642,519	1.42%

*	Less than one percent

(1)	Represents shares subject to options exercisable within 60 days of November 18, 2011.
(2)	Rick J. Mills is joining the Board of Directors effective January 1, 2012.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We are primarily engaged in the manufacturing, recycling, marketing and distribution of steel and metal products and related materials and services through a network of locations throughout the world. We employ approximately 11,422 employees and operate in approximately 204 locations throughout the globe. Management of our businesses is divided into two operating divisions – the CMC Americas Division and the CMC International Division. The CMC Americas Division operates through three segments: Americas Recycling, Americas Mills and Americas Fabrication. The CMC International Division operates through two segments: International Mills and International Marketing & Distribution.

Our executive team members are the stewards of our competitive resources and decision making. In order to compete effectively in the industry, it is critical that we attract and retain motivated leaders who can best position the Company to deliver financial and operational results for the benefit of our stockholders. We believe that our well-designed compensation program achieves this objective.

In fiscal year 2011, the Company achieved a significant improvement in its results. In a challenging environment for the metals industry as a whole, the Company substantially improved its adjusted EBITDA year over year. With respect to fiscal year 2011, none of the named executive officers received payments under the fiscal year 2011 annual incentive plan or the three-year long-term incentive program that concluded in fiscal year 2011. However, in recognition of the Company’s and each executive’s strong operational performance during fiscal year 2011 and the long-term vision displayed by management in approving the decision to exit the CMC Sisak mill and the discontinuation of operations at certain rebar fabricating and construction services locations, the Compensation Committee approved discretionary bonuses to be paid to certain of the named executive officers with respect to fiscal year 2011. In addition, the Compensation Committee modified its long-term incentive program to enhance the correlation between achievement of long-term goals and the compensation paid to participants in such program.

The Compensation Committee of the Board of Directors (the “Committee”), with the assistance of its independent compensation consultant, engages in an ongoing review of the Company’s executive compensation program to ensure that it supports the Company’s compensation policy and ultimately serves the best interests of our stockholders. Following are highlights of the Company’s corporate governance framework, which reinforces our pay for performance environment:

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No Tax Gross-Ups Under Executive Employment Continuity Agreements.    The Company does not provide for excise tax gross-ups under the Executive Employment Continuity Agreements. Under these agreements, if we determine that the payments to an executive under the Company’s change in control agreement, combined with any other payments or benefits to which the executive may be entitled, would result in the imposition on the executive of an excise tax, we are required to either reduce such payments to the maximum amount which would not result in imposition of an excise tax or pay such payments to the executive if, even after the executive’s payment of the excise tax, the executive would receive a larger net amount.

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Double Trigger Required for Receipt of Cash Severance Payments.    The Company’s change in control agreements contain a “double trigger” in that there must be present both a change in control and a qualifying termination of the executive in order to trigger cash severance payments under these agreements. We believe that these agreements provide a mechanism for eliminating the distraction to the executives that is inherent in change in control events. While the change in control agreements institute a “double trigger” requirement for the payment of cash severance, our equity incentive plans allow for accelerated vesting upon a change in control. We believe that accelerated vesting in the case of equity awards is appropriate in order for employees who remain with the Company or its successor after a change in control to be treated the same with regard to equity as the general stockholders of the Company.

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Stock Ownership Guidelines.    To align the interests of our executives and directors with those of our stockholders and to assure that our executives and directors own meaningful levels of Company stock throughout their tenures with the Company, the Committee established stock ownership guidelines for our executives and directors. The stock ownership guidelines require the non-employee directors and President and COO to own Company stock equal in value to five times such person’s base salary or annual retainer, as applicable, and each of the executives to own Company stock equal in value to three times his or her respective base salary.

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Benchmarking Process Used for Compensation Metrics.    The Committee reviews external market data in order to set market-based compensation levels and consider current best practices when making compensation decisions.

Executive Compensation Participants

The Company’s executive compensation program applies to approximately 220 senior executives and senior managers; however, per the SEC executive compensation disclosure rules, this CD&A focuses on the compensation paid or awarded to the six named executive officers included in the Summary Compensation Table on page 41.

For fiscal year 2011, the named executive officers (the “NEOs”) were:

•	Mr. McClean, President and CEO (through August 2011), Chairman of the Board

•	Mr. Alvarado, Executive Vice President and COO (through August 2011), President and CEO

•	Mr. Zoellner, Executive Vice President Commercial Metals Company & President – CMC International Division

•	Mr. Porter, Senior Vice President Commercial Metals Company & President – CMC Americas Division

•	Ms. Smith, Senior Vice President and Chief Financial Officer

•	Mr. Larson, Senior Vice President and Chief Financial Officer (through May 2011)

As noted earlier in this proxy statement, Mr. McClean and the Company mutually agreed to terminate Mr. McClean’s employment with the Company, effective upon Mr. McClean’s retirement on December 31, 2011.

Compensation Objectives and Principles

The Committee oversees the compensation and benefit programs of our executives. The Committee determines the compensation of each member of our senior leadership group (our officers and our key operating and senior staff executives). The Committee is responsible for ensuring that our compensation policies and practices support the successful recruitment, development, and retention of the executive talent and leadership required to achieve our business objectives. The Committee is made up entirely of independent directors, consistent with the current listing standards of the NYSE.

The Committee believes that it is in the best interests of stockholders for us to establish and maintain a competitive executive compensation program. Accordingly, our base salary philosophy consists of maintaining competitive base salaries which we target at approximately the 40th percentile of competitive market data, as discussed below. A significant portion of potential executive compensation is “variable” based upon our financial performance, which we believe aligns executive performance goals with those of our stockholders and, thus, constitutes a larger percentage of an executive’s overall compensation opportunity. We will pay higher compensation when goals are exceeded than when goals are not met, taking into consideration individual ability to influence results and overall economic and market conditions.

The Committee has approved an executive compensation program that:

•	facilitates the attraction and retention of top-caliber talent;

•	aligns the short and long-term interests of our executives with those of our stockholders; and

•	offers moderate base salaries and competitive employee benefits coupled with significant short and long-term “variable” incentives dependent upon achieving financial performance goals.

Within the objectives listed above, the Committee generally believes that best practices call for the performance metrics by which “variable” compensation is determined to be:

•	largely formulaic;

•	designed to compensate based upon a combination of individual, business unit and Company performance goals; and

•	established and communicated early in the performance period in order to align individual performance with Company goals.

In addition, the Committee strongly believes that a portion of our executive compensation program must remain purely discretionary. Discretionary compensation allows the Committee (i) to evaluate and reward executive performance in areas such as employee development and training, leadership and succession planning, (ii) to perform a qualitative assessment of the business and competitive conditions in which we operate, and (iii) to consider issues of internal pay equity and external benchmarking.

Determination of Total Compensation

The Committee engages in an ongoing review of the Company’s executive compensation program. The review includes an analysis of market compensation practices and developments, external regulatory requirements, the competitive market for executive talent, the evolving culture and demands of the business, our compensation philosophy, and the features of the program. The Committee periodically adjusts the various compensation elements to best align the performance goals applicable to our executives with those of our stockholders as well as with the requirements of our business and regulatory environment.

External Compensation Advisors

Since 2005, the Committee has engaged Ernst & Young LLP (“E&Y”) on an ongoing basis to consult on compensation matters. All work performed by E&Y with regard to our executive compensation program is tasked and overseen directly by the Committee. At the direction of the Committee, our management provides information and analyses to the Committee. In fiscal 2011, Towers Watson (“Towers Watson”) served as management’s compensation consultant and assisted management in its analysis of executive compensation. As discussed further below, the Company participates in and purchases various compensation surveys and studies which management and the Committee use to analyze executive compensation. We believe that utilizing information from multiple external consulting firms and compensation surveys ensures an objective and well-rounded view of executive compensation practices.

In fiscal year 2011, we paid E&Y approximately $280,000 for services provided to the Committee relating to executive and director compensation. In addition, we paid E&Y $390,000 for tax-related and mergers and acquisition services provided during fiscal year 2011. The engagement of E&Y for these tax-related and mergers and acquisition services was based on historical practices. The Committee believes that adequate safeguards exist to ensure the continued independence and objectivity of E&Y’s compensation consulting advice, and the Committee monitors the other services provided by E&Y.

Role of Management and CEO in Compensation Decisions

We strongly believe in aligning executive and stockholder interests through an executive compensation program designed with input from management in an ongoing dialogue with the Committee and, as appropriate, the compensation advisors listed above regarding internal, external, cultural, business and motivational challenges and opportunities facing us and our executives. To that end, the executive team analyzes, with assistance from the Committee and management’s compensation advisors, trends and recommends improvements to the compensation programs. Specifically, Mr. McClean, the Chairman of the Board, and Mr. Alvarado, President and CEO, reviewed with the Committee their recommendations (without any recommendation as to their own compensation) regarding base salary adjustments, annual bonus, long-term bonus and equity awards for the NEOs to ensure alignment of stockholder interests with executive goals as well as reward for performance. While the Committee receives management’s input with respect to executive compensation, all decisions regarding compensation for the NEOs are made by the Committee.

As periodically invited by the Committee, the following executives have attended meetings or portions of meetings of the Committee in fiscal year 2011: Mr. McClean, Chairman and former CEO; Mr. Alvarado, President and CEO and former COO; Ms. Bruder, Senior Vice President of Law, Government Affairs and Global Compliance, General Counsel and Corporate Secretary; and Mr. Alleman, Senior Vice President of Human Resources, as well as employees of E&Y.

Competitiveness of our Compensation Program

Our executive compensation program is designed so that total short and long-term compensation is competitive with market practices. Market practices, or benchmarks, are based on peer group data and compensation survey data. Peer group data is used to evaluate the compensation paid or awarded to Messrs. McClean and Alvarado, while compensation survey data is used to evaluate compensation paid or awarded to the other NEOs.

Annually, the Committee selects for the peer group what it considers to be the most comparable companies with emphasis on their industry focus, size, scope, and complexity of operations. The peer group does not vary significantly one year to the next to ensure a stable basis of comparison. For example, other than the deletion from the peer group of Gerdau Ameristeel Corporation, the peer group used for determining fiscal year 2011 compensation was the same as the peer group used for determining fiscal year 2010 compensation. Gerdau Ameristeel Corporation was removed from the peer group because it ceased to be a publicly traded company in fiscal year 2010.

For fiscal year 2011, the peer group consisted of the following companies:

•	AK Steel Holding Corporation

•	Allegheny Technologies Incorporated

•	Mueller Industries, Inc.

•	Nucor Corporation

•	Reliance Steel & Aluminum Co.

•	Schnitzer Steel Industries, Inc.

•	Steel Dynamics, Inc.

•	The Timken Company

•	United States Steel Corporation

•	Worthington Industries

As noted above, the Committee also uses compensation survey data in its evaluation of executive pay for the NEOs other than Messrs. McClean and Alvarado. Survey data provides insight into positions that may not generally be reported in proxy statements and information about the compensation of executives of non-public companies. To assist the Committee in evaluating fiscal year 2011 compensation levels, the Committee reviewed information from the following surveys: Economic Research Institute 2011 Executive Compensation Assessor; Mercer Human Resource Consulting 2010 Executive Survey Report; and Towers Watson 2010/2011 Industry Report on Top Management. For purposes of this CD&A, the peer group data and compensation survey data are collectively referred to as “Peer Data.”

Compensation Practices during Fiscal Year 2011

In fiscal year 2011, the following compensation actions were taken:

•	no Annual Cash Incentive Bonus (as defined below) or Long-Term Cash Incentive (as defined below) payments were made to the NEOs for fiscal year 2011;

•	certain NEOs received discretionary annual bonuses in recognition of their significant efforts and contributions to the Company in fiscal year 2011;

•	the Company awarded Messrs. McClean and Larson retirement bonuses in the amounts of $750,000 and $100,000, respectively;

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the NEOs received a combination of performance-based and time-vested restricted stock units, with vesting of the performance-based units being determined based on a cumulative three-year EBITDA and ROIC targets (each as defined below), subject to the Committee’s exercise of negative discretion based on the Company’s ranking in total stockholder return as compared to the members of the peer group;

•	the NEOs received salary and/or promotional increases; and

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the Company entered into a retirement agreement and amended employment agreement with Messrs. Larson and McClean, respectively, in connection with each officer’s transition from the role of an officer of the Company and eventual retirement from the Company.

Compensation Mix: Components and Objectives of Short- and Long-Term Compensation

In accordance with our overall compensation philosophy and program, executives are provided with a mix of base salary, short-term incentives, long-term incentives, employee benefits and health and welfare benefits. Our compensation philosophy places a greater portion of the potential compensation for each NEO “at risk” such that compensation will vary based on performance. “Variable” compensation is a component of compensation for most of our employees, but it is reflected in greater proportion in the NEO compensation. The table on the following pages describes each element of compensation and the objectives for each element:

PROGRAM	DESCRIPTION	OBJECTIVES
ANNUAL COMPENSATION:
Base Salary	• Annual cash compensation.	• Retention. • Recognition of individual performance.
Annual Cash Incentive Bonus

• Bonus plan based on performance periods set by the Committee typically utilizing formula-driven target awards based upon performance goals.

• Bonus payout for formulaic bonus features may be reduced below (but not increased above) formula results at the discretion of the Committee.

• Focus executives on achieving pre-established performance goals, such as return on invested capital or net assets, operating profit, net earnings or working capital reduction.
Annual Discretionary Incentive Bonus	• Cash bonuses awarded at the discretion of the Committee. The Committee may consider any circumstances it deems appropriate in awarding these discretionary bonuses.

• Provides the Committee with flexibility to reward individual performance not reflected in formulaic metrics.

• Focus employees on performance.

• Reviewed annually for individual contribution in context of Company performance – and internal pay equity and external benchmarking.

LONG-TERM COMPENSATION:
Long-Term Incentive Program

• A long-term incentive program using a combination of time-vested and performance-based awards. The performance-based awards are subject to a multi-year performance period, currently based on growth in EBITDA and ROIC targets.

• For the fiscal year 2011-2013 performance period, awards will be settled in time-vested restricted stock units and performance-based stock units, with the performance-based stock units settled in 50% cash and 50% Company stock.

• Focus on long-term Company performance and long-term success. • Retention. • Employee alignment with stockholders via performance goals and stock ownership.
OTHER EXECUTIVE BENEFITS:
Retirement Programs

• Company offers an ERISA qualified defined contribution plan, a non-qualified plan designed to restore benefits that would have otherwise been received by participants but for applicable IRS limits, and pension retirement plans for designated employees located outside the U.S.

• Attract qualified employees. • Retention. • Provide vehicle for retirement.

PROGRAM	DESCRIPTION	OBJECTIVES
Perquisites	• Company-provided automobiles and related insurance and maintenance (or, alternatively, an allowance for the same). • Relocation benefits.	• Attract qualified employees.
Other Benefits	• Medical, dental, vision, life insurance, short and long-term disability, employee assistance program, employee stock purchase plan, and other welfare benefits.	• Attract qualified employees. • Retention. • Provide health and welfare benefits to employees.

Base Salary

We pay an annual base salary to each of our NEOs in order to provide them with a fixed rate of cash compensation that is “non-variable” during the fiscal year. The Committee targets base salary at the 40th percentile of the Peer Data; however, actual base salary may be above or below the 40th percentile based on the Committee’s review of the underlying scope of an NEO’s responsibilities, individual performance and experience, internal pay equity, and retention concerns. The Committee strives to maintain salaries at a level that will attract top talent, while linking a significant portion of an executive’s total compensation opportunity to our success. The fiscal year 2011 salary increases described below were generally made to bring the base salary levels of our NEOs into closer alignment with the Peer Data.

For fiscal year 2011, Mr. McClean’s minimum base salary was increased from $700,000 to $850,000. In connection with Mr. McClean’s transition from the role of President and CEO to the role of Chairman of the Board, Mr. McClean’s base salary was reduced to $400,000.

For fiscal year 2011, Mr. Alvarado’s base salary was increased from $500,000 to $650,000 when he was named President and COO and subsequently to $750,000 when he was named President and CEO.

Mr. Zoellner’s base salary for fiscal year 2011 was increased from CHF 535,000 to CHF 555,970 (USD equivalent for comparison purposes of $607,959 based on the average monthly exchange rate of .9145 for the prior 12 months). Mr. Zoellner is the President of our International Division and a resident of Switzerland and, accordingly, his base salary is set at the beginning of each fiscal year in Swiss francs.

Mr. Porter’s base salary was not increased during fiscal year 2011.

For fiscal year 2011, Mr. Larson’s base salary was increased from $390,000 to $420,000 until his retirement on December 31, 2011.

Ms. Smith was hired as Senior Vice President and Chief Financial Officer on June 1, 2011, with a minimum base salary of $475,000. Ms. Smith’s initial base salary was determined based on the Peer Data as well as the advice of E&Y.

Annual Cash Incentive Bonus

At the 2007 annual meeting of stockholders, our stockholders approved the Commercial Metals Company 2006 Cash Incentive Plan (the “2006 Cash Plan”), the purpose of which is to advance the interests of the Company and our stockholders by:

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providing those employees designated by the Committee, which may include NEOs, other senior executives, senior managers and other employees, incentive compensation tied to stockholder goals for Company and individual performance;

•	identifying and rewarding superior performance;

•	providing competitive compensation to attract, motivate, and retain outstanding employees who achieve superior financial performance for us; and

•	fostering accountability and teamwork throughout the Company.

In accordance with the terms of the 2006 Cash Plan, the Committee establishes appropriate performance periods, designates those executives eligible to participate, sets the level of potential awards and determines the financial targets or other performance measures which, if attained, result in payment of awards (the “performance goals”). Management may periodically make recommendations as to these matters, but the Committee makes all decisions with respect to the implementation of the 2006 Cash Plan. In establishing performance goals, the Committee reviews industry and market conditions, projected general economic conditions, both our past and forecasted performance levels applicable to those executives with overall Company responsibilities and, with respect to Mr. Porter and Mr. Zoellner, each business unit for which they are responsible.

The performance period for the annual bonus (the “Annual Cash Incentive Bonus”) is our fiscal year. The Annual Cash Incentive Bonus is designed to focus our executives on short-term return and, in the case of business unit leaders, operating profit goals. We believe that these goals in concert help ensure that executives are focused on effectively utilizing our assets, maximizing operational efficiencies and seeking profitable growth opportunities.

The table below sets forth each NEOs fiscal year 2011 threshold, target and maximum bonus opportunities, expressed as a percentage of base salary. Target Annual Cash Incentive Bonus opportunity is designed to achieve, when combined with base salary, compensation at approximately the 50th percentile of Peer Data.

2011 Annual Cash Incentive Bonus Opportunity

Expressed as a Percentage of Base Salary at Beginning of Fiscal Year 2011

Name	Threshold	Target	Maximum
Murray R. McClean	N/A	100%	300%
Joseph Alvarado(1)	N/A	85%	250%
Hanns K. Zoellner	37.5%	75%	210%
Tracy L. Porter	37.5%	75%	210%
William B. Larson	N/A	75%	195%
Barbara R. Smith(2)	N/A	75%	195%

(1)	The bonus opportunities reported for Mr. Alvarado reflect his bonus opportunity as the Company’s Executive Vice President and COO.

(2)	Ms. Smith commenced employment with the Company in June 2011 and was eligible to receive a pro rata bonus payment reflecting the portion of the year in which she was employed by the Company.

The 2011 performance goals were based on overall Company performance and business unit performance. For Messrs. McClean, Alvarado and Larson and Ms. Smith, their 2011 Annual Cash Incentive Bonus was based entirely on overall Company FIFO Net Income and ROIC (each as defined below), with each performance goal weighted equally. For Messrs. Zoellner and Porter, their 2011 Annual Cash Incentive Bonus was based 50% on overall Company FIFO Net Income and ROIC and 50% on their respective business unit RONA and Operating Profit (each as defined below), with each performance goal weighted equally.

With regard to fiscal year 2011, the Committee ensured that the annual performance targets were aligned with the Company’s business plans to reinforce the Company’s goal to achieve the Company’s business plans. The portion of the bonus tied to CMC financial performance metrics was only payable if CMC achieved its target FIFO Net Income. If so achieved, target bonuses would be automatically paid. The portion of the NEOs’ bonus that was tied to business unit performance was payable only if the Company met its FIFO Net Income goal and both the RONA and Operating Profit goals were achieved. If RONA and Operating Profit goals were met, then bonuses would be automatically paid. Payouts for performance in excess of target are determined using straight line interpolation.

The following tables set forth the fiscal year 2011 performance goals applicable to each NEO.

Messrs. McClean, Larson and Alvarado and Ms. Smith’s 2011 Annual Cash Incentive Bonus Performance Goals

Commercial Metals Company	Weighting	Threshold	Target	Maximum
FIFO Net Income(1)	50%	N/A	$52M	$73.1M
ROIC(2)	50%	N/A	4.9%	6.9%

Mr. Zoellner’s 2011 Annual Cash Incentive Bonus Performance Goals

Commercial Metals Company	Weighting	Threshold	Target	Maximum
FIFO Net Income(1)	50%	N/A	$52M	$73.1M
ROIC(2)	50%	N/A	4.9%	6.9%

Business Unit Performance Goal (International Division)	Weighting	Threshold	Target	Maximum
RONA(3)	50%	7.4%	11.7%	16.3%
Operating Profit(4)	50%	$77.4M	$121.5M	$170.2M

Mr. Porter’s 2011 Annual Cash Incentive Bonus Performance Goals

Commercial Metals Company	Weighting	Threshold	Target	Maximum
FIFO Net Income(1)	50%	N/A	$52M	$73.1M
ROIC(2)	50%	N/A	4.9%	6.9%

Business Unit Performance Goal (Americas Division)	Weighting	Threshold	Target	Maximum
RONA(3)	50%	8.8%	12.2%	17.0%
Operating Profit(4)	50%	$134.3M	$184.6M	$258.5M

(1)	FIFO Net Income means net earnings calculated using the first in, first out (“FIFO”) inventory costing principle for all inventories.

(2)	ROIC means FIFO Net Income before interest expense divided by the sum of commercial paper, notes payable, current maturities of long-term debt, debt and stockholders equity.

(3)	For an applicable business unit, RONA means the percentage obtained by dividing Operating Profit by the value of average net assets, determined by using the FIFO inventory costing principle.

(4)	For an applicable business unit, Operating Profit means FIFO Net Income before income taxes, interest (both internal and external) and program/discount fees and expenses.

Our overall performance in fiscal year 2011, measured in terms of net earnings, did not met the threshold financial goals due to one-time, pre-tax charges related to the Company’s decision to exit the CMC Sisak mill in Croatia as well as the discontinuation of operations at five rebar fabricating locations and eight construction services locations. Because the Company failed to achieve the Company-wide threshold financial goals in fiscal year 2011, no fiscal year 2011 Annual Cash Incentive Bonus payments were paid to the NEOs under the 2006 Cash Plan. However, business unit level financial goals were achieved in most business units.

Discretionary Bonuses

In addition to the Annual Cash Incentive Bonus, the Committee may, in its discretion, approve additional discretionary cash awards to employees, including the NEOs (the “Annual Discretionary Incentive”). Any Annual Discretionary Incentive is calculated solely at the discretion of the Committee. The Annual Discretionary

Incentive allows the Committee to award discretionary bonuses in response to circumstances unforeseen at the beginning of the fiscal year. At the end of each fiscal year the Committee determines whether any discretionary awards are deemed warranted and, if so, in what amount. Each discretionary cash award is based on the Committee’s evaluation of the individual’s overall job performance, including (i) progress toward non-financial or less objective goals such as employee development, training, leadership and succession planning, (ii) a qualitative assessment of the business and competitive conditions in which we operate, and (iii) issues of internal pay equity and external benchmarking.

After reviewing the Company and individual performance for fiscal year 2011, the Committee determined that it was appropriate to award discretionary bonuses to certain of the NEOs to recognize and reward management for its strong operational performance during fiscal year 2011 and the long-term vision displayed by management in approving the decision to exit the CMC Sisak mill in Croatia and the discontinuation of operations at five rebar fabricating locations and eight construction services locations. In determining the Annual Discretionary Incentive to be paid to Messrs. Alvarado and Porter, the Committee also considered the strong performance of the Americas Division during fiscal year 2011. Accordingly, Messrs. Alvarado, Porter and Zoellner and Ms. Smith received discretionary bonuses of $750,000, $500,000, $200,000 and $50,000, respectively.

Long-Term Incentives

We maintain both a long-term cash incentive program and a long-term equity incentive program, each governed by their respective stockholder approved plans: the 2006 Cash Plan and the Commercial Metals Company 2006 Long Term Equity Incentive Plan (as amended and approved by stockholders in 2010) (the “2006 Equity Plan”). Through these programs we provided senior executives, including participating NEOs, the opportunity for cash and equity awards contingent on the attainment of multi-year performance goals. Acting in concert, the Annual Cash Incentive Bonus, the Annual Discretionary Incentive, and long-term incentive programs provide balanced cash incentives and equity incentives that reward executive focus on delivering both financial results and long-term growth. Both equity and cash are used in order to facilitate retention, provide long-term motivation and to focus executives on increasing stockholder value. The target long-term incentive awards are designed to achieve, when combined with base salary and the target Annual Cash Incentive Bonus, approximately the 50th percentile, or slightly higher, of Peer Data and, when achieving maximum performance, to reach total compensation at the upper quartile or better of Peer Data.

Fiscal Year 2011 – Fiscal Year 2013 Combined Long-Term Incentive Program

In fiscal year 2011, the Committee elected to combine the cash and equity long-term incentive programs into a single program (“Combined Long-Term Incentive Program”) in order to (i) provide management incentives focused on long-term growth (3-year cumulative EBITDA targets (as defined below)) within certain profitability parameters (3-year ROIC targets (as defined below)), (ii) further align all direct compensation to fiscal year performance periods, (iii) simplify the communication of the long-term goals and their calculation metrics thereby enhancing the correlation between achievement of long-term goals and compensation, and (iv) ease long-term incentive program administration. The result is a long-term incentive program (with the equivalent cumulative potential value to executives as previously provided) utilizing three-year performance periods with awards to be selected and set annually at the discretion of the Committee from a mixture of potential awards, including: (i) time-vested restricted stock units; (ii) performance-vested stock units (with the actual payout of the award based on the level of attainment of cumulative EBITDA and ROIC targets over the performance period and settled partly in the Company’s stock and partly in cash); and (iii) time-vested stock appreciation rights and/or stock options.

In fiscal year 2011, the Committee approved the 2011 – 2013 Combined Long-Term Incentive Program with the long-term incentive awards to be delivered in the form of time-vested restricted stock units (“RSUs”) and performance-vested stock units (“PSUs”). The RSU awards vest ratably over a three-year period. For the PSUs, the performance period began on December 1, 2010 and will end on August 31, 2013. The PSU awards are measured over the performance period based on the achievement of growth in net earnings before interest (including accounts receivable securitization program expenses), taxes, depreciation, amortization and accrual for prior years’ long-term cash incentive awards (“EBITDA”), and return on invested capital (“ROIC”) targets. Under the terms of the award agreements, the Committee may exercise its discretion to reduce the award payments in the event that the Company’s total stockholder return is below the 40th percentile of the peer group. The 2011 – 2013 PSUs will be settled 50% in cash and 50% in stock, with the settlement value of the PSUs determined based on the closing share price on the last day of the performance period. A minimum performance level (threshold) is established below which no payment will be made to any participant as well as a target and maximum award payment for each participant. For the 2011 – 2013 performance period, the Committee established the payout formula to encourage strong, focused performance with each performance level representing what the Committee deemed to be stretch performance goals given the economic and market conditions at the time the goals were set.

The following table sets forth the target award opportunity, expressed as a percentage of base salary, under the 2011-2013 Combined Long-term Incentive Program.

Fiscal Year 2011 through 2013 Combined Long-Term Incentive Opportunity

Expressed as a Percentage of Base Salary at Beginning of Performance Period

Name	Threshold	Target	Maximum
Murray R. McClean	90%	200%	340%
Joseph Alvarado	80%	175%	300%
Hanns K. Zoellner	70%	150%	255%
Tracy L. Porter	70%	150%	255%
William B. Larson	70%	150%	255%
Barbara Smith(1)	N/A	N/A	N/A

(1)	Ms. Smith was not employed by the Company on the date on which the performance period commenced; however, pursuant to the terms of Ms. Smith’s employment, Ms. Smith received 20,000 RSUs in June 2011.

The following table sets forth the percentage of the aggregate long-term incentive target award to be delivered in the form of RSUs and PSUs.

Fiscal Year 2011 through 2013 Combined Long-Term Incentive Awards

Expressed as a Percentage of Base Salary at Beginning of Performance Period

		PSUs:
Name	RSU’s	Threshold LTI-EBITDA	Target LTI-EBITDA	Maximum LTI-EBITDA
Murray R. McClean	80%	10%	120%	260%
Joseph Alvarado	70%	10%	130%	230%
Hanns K. Zoellner	60%	10%	90%	195%
Tracy L. Porter	60%	10%	90%	195%
William B. Larson	60%	10%	90%	195%
Barbara Smith(1)	N/A	N/A	N/A	N/A

(1)	Ms. Smith was not employed by the Company on the date on which the performance period commenced; however, pursuant to the terms of Ms. Smith’s employment, Ms. Smith received 20,000 RSUs in June 2011.

Prior Years’ Long-Term Cash Incentive Programs

Prior to fiscal year 2011, the Committee granted both annual and long-term cash awards under the 2006 Cash Plan. At the beginning of each three-year performance period, the Committee established performance goals and set threshold, target and maximum achievement levels for award opportunities for each participant expressed as a percentage of that participant’s base salary in effect at the beginning of the performance period. Results were to be measured over the ensuing three-year performance period. Participants were to be paid cash awards following the end of each three-year period only if the Company achieved the performance goals. A minimum level (threshold) was established below which no payment would be made to any participant as well as a target and maximum award payment for each participant. For these performance periods, the Committee considered the establishment of high, yet attainable, results over a three-year performance period to be a significant factor in balancing short-term and longer term cash incentives as part of the Company’s executive compensation program.

For the 2009-2011 and 2010-2012 performance periods, growth in Company-wide EBITDA was used as the sole performance goal. The minimum hurdle to reach a threshold long-term cash incentive payment was a continuation of the Company’s record 2007 EBITDA multiplied by three (the “Threshold LTI-EBITDA”). Increases to the Threshold LTI-EBITDA were required over each three-year performance period to attain target and maximum payments. In order to attain the target payments, the Company was required to increase the Threshold LTI-EBITDA by 6%. In order to attain the maximum payments, the Company was required to increase the Threshold LTI-EBITDA by 8%. The Committee believed the use of growth in LTI-EBITDA over the performance period as a performance goal focused our executives on generation of earnings growth, a key factor in increasing stockholder value.

In the wake of the global financial crisis, and its depressive effect on economic conditions, the Company’s EBITDA growth outlook was correspondingly reduced. After reviewing the fiscal 2010-2012 performance goals and the Company’s growth outlook, the Committee believed that basing the prospective EBITDA goals on the highest EBITDA achieved would set unrealistic and, therefore, non-motivational goals for participants in the program. The Committee set an adjusted EBITDA target for the 2010-2012 performance period based on a combination of management’s internal five year plan, other factors including EBITDA estimates intended to drive stock price improvement, past practice and perceived achievability.

The following tables describe the payout opportunity set for threshold, target and maximum performance (expressed as a percentage of base salary at the beginning of each respective three-year period) for the 2009 – 2011 and 2010 – 2012 performance periods. Since the Threshold LTI-EBITDA level was not achieved for the 2009-2011 performance period, no long-term cash incentive payments were attributable to the three-year performance period ended August 31, 2011.

Fiscal Year 2009 through 2011 Long-Term Cash Incentive Opportunity

Expressed as a Percentage of Base Salary at Beginning of Fiscal Year 2009

Name	Threshold LTI-EBITDA $2,074,887,000(1)	Target LTI-EBITDA $2,199,380,000(1)	Maximum LTI-EBITDA $2,240,878,000(1)
Murray R. McClean	40%	80%	120%
Hanns K. Zoellner	35%	70%	105%
Tracy L. Porter	15%	30%	45%
William B. Larson	30%	60%	90%
Joseph Alvarado(2)	N/A	N/A	N/A
Barbara R. Smith(2)	N/A	N/A	N/A

(1)	These performance targets do not correspond to any financial guidance that we have provided or may provide for future periods and should not be considered as statements of our expectations or estimates of results. We specifically caution investors not to apply these statements to other contexts.

(2)	Mr. Alvarado and Ms. Smith did not receive grants under the long-term cash incentive program for the 2010-2012 performance period because they each began employment with the Company after the commencement of the performance period.

Fiscal Year 2010 through 2012 Long-Term Cash Incentive Opportunity

Expressed as a Percentage of Base Salary at Beginning of Fiscal Year 2010

Name	Threshold LTI-EBITDA $810,000,000(1)	Target LTI-EBITDA $858,000,000(1)	Maximum LTI-EBITDA $875,000,000(1)
Murray R. McClean	40%	80%	120%
Hanns K. Zoellner	35%	70%	105%
Tracy L. Porter	15%	30%	45%
William B. Larson	30%	60%	90%
Joseph Alvarado(2)	N/A	N/A	N/A
Barbara R. Smith(2)	N/A	N/A	N/A

(1)	These performance targets do not correspond to any financial guidance that we have provided or may provide for future periods and should not be considered as statements of our expectations or estimates of results. We specifically caution investors not to apply these statements to other contexts.
(2)	Mr. Alvarado and Ms. Smith did not receive grants under the long-term cash incentive program for the 2010-2012 performance period because they each began employment with the Company after the commencement of the performance period.

Retirement Bonuses Awarded to Messrs. McClean and Larson

In fiscal year 2011, the Committee approved retirement bonuses for Messrs. McClean and Larson in the amounts of $750,000 and $100,000, respectively. The retirement bonuses paid to Messrs. McClean and Larson were paid in recognition of the years of dedication and service to the Company and the efforts of each executive in assisting with the transition of their responsibilities to their successors.

Other Elements of Compensation

As described below, we also provide retirement benefits and health and other welfare benefits to our NEOs.

Retirement and Nonqualified Deferred Compensation Benefits

Profit Sharing and 401(k) Plan:    The primary tax qualified long-term compensation retirement plan we have for our employees in the United States is the Commercial Metals Company’s Profit Sharing and 401(k) Plan (the “PS/401(k) Plan”). The PS/401(k) Plan is a defined contribution plan and all Company contributions to the plan are discretionary. In addition, Mr. Zoellner participates in a Swiss pension plan applicable to employees based in Switzerland. This plan is described in further detail on page 48. The amounts contributed to the Swiss pension plan on behalf of Mr. Zoellner and the PS/401(k) Plan on behalf of each of the other NEOs are listed in the Summary Compensation Table on page 41.

Benefit Restoration Plan:    As a result of limitations mandated by federal tax law and regulations that limit defined contribution plan retirement benefits of more highly compensated employees, the Company provides the Benefit Restoration Plan (“BRP”), a non-qualified plan for certain executives, including each of the NEOs, designated by the Committee, who are subject to federally mandated benefit limits in the PS/401(k) Plan. Following each calendar year-end, we credit to the participant’s account under the BRP a dollar amount equal to the amount of Company contributions that the participant would have received under the PS/401(k) Plan but for the limits imposed by law on Company contributions to that plan. A BRP participant may also elect to defer up to fifty percent (50%) of compensation into his or her BRP account. The Committee believes that the BRP is an important element of our long-term compensation program because it helps attract and retain talent in a competitive market. The amounts contributed to the BRP plan on behalf of each of the participating NEOs are listed in the Summary Compensation Table on page 41.

Supplemental Retirement Benefit to Mr. Zoellner:    In fiscal year 2010, we engaged Towers Watson in Zurich to review our Swiss pension plan to determine local competitiveness. Towers Watson found that for most employee age groups, the current Swiss pension plan contributions were competitive; however, Mr. Zoellner’s contributions were generally less than competitive over the last 10 years. Given the Company’s mandatory executive retirement age of 65, unlike other employees, Mr. Zoellner would not have enough future years of employment to make up for the contributions to be competitive. Therefore, the Committee determined that a payment in the amount of 198,935 Swiss francs (equivalent to $243,137 U.S. Dollars based on an exchange rate of .8182 Swiss francs to 1 U.S. Dollar which was the exchange rate on August 31, 2011) would be made to Mr. Zoellner in fiscal years 2010, 2011 and 2012, provided that Mr. Zoellner remained an employee of the Company.

Perquisites

We provide leased cars and related insurance and maintenance or, alternatively, car allowances to U.S.-based NEOs in order to facilitate the successful achievement of their and our performance. In addition, in fiscal year 2011 the Company incurred costs to relocate Ms. Smith to the Company’s headquarters. These relocation costs included costs associated with the sale of Ms. Smith’s home in Tampa, Florida. This relocation benefit was deemed to be important to the recruiting of Ms. Smith to the Company. We do not own or provide corporate aircraft, security services, personal tax or financial planning, an executive dining room or similar perquisites to the NEOs.

Medical and Other Welfare Benefits

Our U.S.-based NEOs, along with all other employees, are eligible to participate in medical, dental, vision, life, accidental death and disability, long-term disability, short-term disability, and other employee benefits made available to employees.

Termination, Severance and Change in Control Benefits

In recognition of the years of dedication and service to the Company and the efforts of each executive in assisting with the transition of their responsibilities to their successors, in May 2011, the Committee approved a retirement agreement and amended and restated employment agreement for Messrs. Larson and McClean, respectively. Under these agreements, Messrs. McClean and Larson are each bound to certain post-employment restrictive covenants following their retirement. In consideration of Mr. Larson’s release of claims and his agreeing to be available to the Company for assistance in preparing financial statements for the current fiscal year and to perform other transition obligations, under Mr. Larson’s retirement agreement, Mr. Larson is entitled to the following on his retirement date: (i) a lump sum payment of $250,000; (ii) an amount equal to twenty days of accrued, unused vacation pay; (iii) subject to the discretion of the Compensation Committee, payment of the annual bonus for the current fiscal year as calculated and determined by the Committee; (iv) Company-paid COBRA coverage for eighteen months following the Retirement Date; (v) vesting of SARs, restricted stock, stock options, and/or certain PSUs, all to the extent permitted by the terms of the applicable equity incentive plan and award or grant agreements; (vi) a lump sum severance payment in an amount equal to two times his current base salary; and (vii) payment of all vested benefits, including benefits under any equity incentive plan, LTIP, PS/401(k) Plan and BRP. Pursuant to Mr. McClean’s amended and restated employment agreement, (i) the Company agreed to pay Mr. McClean a lump sum payment of $3,023,860 (representing 1.5 times his base salary and average bonus over the prior five years plus a $100,000 agreement non-renewal fee) and other specified benefits and payments in connection with his retirement from the Company, (ii) accelerated vesting of certain of Mr. McClean’s outstanding equity awards, and (iii) Mr. McClean agreed to a release and waiver of claims in favor of the Company. As noted above, Mr. McClean and the Company mutually agreed to terminate Mr. McClean’s employment with the Company, effective upon his retirement on December 31, 2011. As a result, Mr. McClean will be eligible to receive the severance payments provided under his amended and restated employment agreement.

Also, during fiscal year 2011, the Company entered into an employment agreement with Ms. Smith governing the initial terms of Ms. Smith’s employment as our Senior Vice President and Chief Financial Officer. Ms. Smith’s agreement includes an initial base salary, initial equity grant and a one-time sign-on bonus, each as described in further detail in the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.” The terms of Ms. Smith’s agreement were determined based on the input of E&Y, consideration of the forfeiture by Ms. Smith of compensation that would have been paid by her prior employer and the negotiations between the Committee and Ms. Smith.

As of August 31, 2011, the employment agreements with each of our NEOs provide severance benefits upon a qualifying termination of employment. In addition, we have entered into Executive Employment Continuity Agreements (“EECAs”) with each of the NEOs, other than Messrs. McClean and Larson, which provide for enhanced severance benefits in the event of a qualifying termination of employment within two years following a Change in Control (as defined in such agreements). The termination provisions included in the employment agreements and EECAs are further described below in the Potential Payments and Benefits Upon Termination or Change in Control section. The Committee believes the payments provided for under the employment agreements and EECAs upon a qualifying termination of employment to be reasonable in light of the non-competition obligations imposed upon the NEOs post-termination and in order to ensure that we have the continued attention and dedication of the executives during circumstances that could result in a change in control.

In addition to the EECAs, our equity incentive plans also provide for accelerated vesting of stock-based awards regardless of whether a termination occurs as a result of a Change in Control, as defined by such plans. Further, the 2006 Cash Plan provides that in the event of a Change in Control, the Committee has discretion to take action to determine the extent to which incentive compensation is considered earned and payable during any performance period, consistent with the requirements of Section 162(m) of the Internal Revenue Code, as amended (the “Code”), and further consistent with our best interests. We believe that accelerated vesting upon a Change in Control is appropriate in order for employees who remain with the Company or its successor after a Change in Control to be treated the same with regard to equity as the general stockholders of the Company.

Deductibility of Executive Compensation

Section 162(m) of the Code limits the amount of compensation paid to our CEO and our other three most highly compensated executive officers, other than our CFO, that may be deducted by us for federal income tax purposes in any fiscal year to $1,000,000. “Performance-based” compensation that has been approved by our stockholders is not subject to the Code’s $1,000,000 deduction limit. Our 2006 Cash Plan and 2006 Equity Plan have been approved by our stockholders and awards under those plans that constitute “performance-based” compensation are not subject to the Code Section 162(m) deduction limit. We believe that all compensation paid to NEOs attributable to fiscal year 2011 will be tax deductible to us, except for discretionary bonuses paid to NEOs whose compensation exceeds the Code Section 162(m) threshold.

While the Committee believes that it is important for compensation paid to our NEOs to be tax deductible under the Code, the Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet the standards of Section 162(m) when necessary to enable the Company to continue to attract, retain, reward and motivate its highly-qualified executives.

Relationship between Prior Compensation and Current Compensation

The Committee periodically reviews tally sheets and wealth accumulation information considering all forms of Company paid compensation paid to NEOs, but does not specifically consider this information when making changes in base salary, cash compensation or equity compensation.

Stock Ownership Policy and Policy Regarding Hedging of Company Stock

The Board of Directors has implemented stock ownership guidelines for directors, all NEOs, other officers and certain designated senior level employees. The Board of Directors believes that minimum ownership guidelines serve to further align the interests of those covered by the guidelines with our stockholders. Executives who are hired or promoted into positions covered by the guidelines have three years following such date to attain the minimum ownership level applicable to their positions, while individuals who are elected to serve on the Board of Directors have five years from their election date to attain the minimum ownership level applicable to directors. The guidelines require ownership of Company stock with a value based on the grant date fair value or the purchase date fair value as determined on January 31st of each year, of not less than the following amounts:

•	Non-employee directors – five times the annual retainer paid to all non-employee directors;

•	President and CEO – five times base salary; and

•	Executive Vice Presidents, Senior Vice Presidents, each Company business segment President, the CFO and the General Counsel – three times base salary.

The greater of current fair market value and the grant date fair value of unvested restricted and performance shares of Company common stock and unexercised options, stock appreciation rights and similar equity incentives, vested or unvested, is included when determining the amount of stock ownership. As of January 31, 2011, all directors and NEOs have met or, within the applicable period, are expected to meet the stock ownership guidelines.

In 2002, the Board of Directors adopted an expanded policy on “insider trading” prohibiting all employees from buying or selling Company stock while aware of material nonpublic information, and prohibiting the disclosure of material nonpublic information to others who then trade in our securities. The policy is available on our website, www.cmc.com, in the Corporate Governance section. As part of this policy, certain other Company stock related transactions by directors, officers and employees are also prohibited or subject to specific notice and pre-approval requirements. The policy is premised on the belief that even in those circumstances where the proposed transaction may not constitute a violation of law or applicable regulations, it is nonetheless considered inappropriate for any director, officer or other employee of ours to engage in short-term or speculative transactions in our securities which may be viewed as reducing their incentive to improve our performance or inconsistent with the objectives of our stockholders in general. Therefore, it is our policy that directors, officers and other employees may not engage in any transactions involving our securities which constitute short sales, puts, calls or other similar derivative securities. The policy prohibits certain other transactions including hedging or monetization transactions, such as zero-cost collars, forward sale contracts and arrangements pledging Company securities as collateral for a loan (without adequate assurance of other available assets to satisfy the loan). Prior to entering into such transactions, the policy requires notice to, review of the facts and circumstances by, and the pre-approval of, our General Counsel.

EXECUTIVE COMPENSATION

The following tables, footnotes and narratives, found on pages 41 through 59, provide information regarding the compensation, benefits and equity holdings in the Company for the NEOs.

FISCAL YEAR 2011 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)(5)		Stock Awards ($)			Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(8)			Total ($)
Murray R. McClean(1) Chairman of the Board, Former President and Chief Executive Officer	2011 2010 2009	$ $ $	786,539 630,000 654,231	$ $ $	750,000 0 0	$ $ $	1,660,620 1,576,800 533,400	(6)	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	83,288 9,894 42,874		$ $ $	3,280,447 2,216,694 1,230,505
Joseph Alvarado(1) President and CEO, Former Executive Vice President and Chief Operating Officer	2011 2010	$ $	557,692 165,385	$ $	750,000 0	$ $	1,092,000 828,800	(6)	$ $	0 0	$ $	0 0	$ $	58,765 1,799		$ $	2,458,457 995,984
Hanns K. Zoellner(2) Executive Vice President CMC and President – International Division	2011 2010 2009	$ $ $	602,011 470,215 443,302	$ $ $	200,000 0 0	$ $ $	826,176 847,600 266,700	(6)	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	336,231 263,986 65,663	(9)	$ $ $	1,964,418 1,581,801 775,665
Tracy L. Porter Senior Vice President CMC and President – CMC Americas Division	2011 2010	$ $	440,000 342,077	$ $	500,000 0	$ $	644,702 797,800	(6)	$ $	0 0	$ $	0 0	$ $	34,573 9,894		$ $	1,619,275 1,149,771
William B. Larson(3) Former Senior Vice President and Chief Financial Officer	2011 2010 2009	$ $ $	407,308 351,000 364,500	$ $ $	100,000 0 0	$ $ $	615,420 847,600 222,250	(6)	$ $ $	0 0 0	$ $ $	0 0 0	$ $ $	54,104 48,180 34,194		$ $ $	1,176,832 1,246,780 620,944
Barbara R. Smith(4) Senior Vice President and Chief Financial Officer	2011		$115,096		$300,000		$260,400	(7)		$0		$0		$400,002	(10)		$1,075,498

(1)	Mr. McClean served as the President and CEO through August 31, 2011 and Mr. Alvarado was appointed to the position of President and CEO, effective September 1, 2011.

(2)	Mr. Zoellner’s annual base salary is set in Swiss francs. The salary amount included in the table is calculated using the average monthly exchange rate in effect over the twelve months of the fiscal year during which the salary was actually paid (for fiscal year 2011 the rate was .9145 Swiss francs to 1 U.S. Dollar). The amounts shown for Mr. Zoellner’s fiscal year 2011 discretionary bonus, also paid in Swiss francs, use the exchange rate in effect at the time such bonus was paid (for fiscal year 2011 the rate was .8634 Swiss francs to 1 U.S. Dollar).

(3)	Mr. Larson resigned as Senior Vice President and Chief Financial Officer, effective June 1, 2011.

(4)	Ms. Smith commenced employment with the Company, effective June 1, 2011.

(5)	For Messrs. McClean and Larson, this amount represents retirement bonuses. For Ms. Smith, this amount also includes a sign-on bonus of $250,000 paid in November 2011 pursuant to the terms of Ms. Smith’s employment. For each of the other NEOs, this amount represents discretionary bonuses paid with respect to fiscal year 2011 performance.

(6)	Includes the grant date fair value of PSUs and RSUs awarded in fiscal year 2011 and calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”). Grant date fair value for PSUs is based on the probable outcome of the performance-based vesting conditions as of the grant date. Assumptions used in determining these values can be found in Note 1 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K, which was filed with the SEC on October 31, 2011. The maximum value of the PSUs for Messrs. McClean, Alvarado, Zoellner, Porter and Larson, respectively, are as follows: $2,518,790, $1,403,906, $1,074,060, $838,126 and $800,030.

(7)	Includes the grant date fair value of RSUs awarded as of Ms. Smith’s date of hire and calculated in accordance with FASB ASC Topic 718. Assumptions used in determining this value can be found in Note 1 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K, which was filed with the SEC on October 31, 2011.

(8)	For fiscal year 2011, this column includes contributions to the PS/401(k) Plan accounts of each of our participating NEOs as follows: $8,575 for each of Messrs. McClean and Porter, $12,174 for Mr. Alvarado, $9,950 for Mr. Larson, and $1,187 for Ms. Smith. This column also includes contributions to the BRP accounts of Mr. Alvarado of $31,651, Mr. Larson of $31,635, Mr. Porter of $25,998, and Mr. McClean of $55,684. Because Ms. Smith was newly hired in June 2011, she was not eligible to participate in the BRP for fiscal year 2011. All NEOs, except Mr. Zoellner, received a company furnished or reimbursed vehicle in fiscal year 2011, the value of which is included in this column if the amount is over $10,000. Messrs. Alvarado, McClean and Larson received vehicle-related amounts of $14,940, $19,029 and $12,519 respectively.

(9)	Includes Company’s contribution of $89,541 to the Swiss SOBP and of $3,553 to the Swiss BVG (as both are defined on page 48), paid in Swiss francs, and set forth here in U.S. Dollars based on the August 31, 2011 exchange rate of .8182 Swiss francs to 1 U.S. Dollar. This also includes a company pension make-up contribution of $243,137 paid in Swiss francs directly to Mr. Zoellner (as more fully described on page 48), and set forth here in U.S. Dollars based on the August 31, 2011 exchange rate.

(10)	This amount includes approximately $399,000 paid to or on behalf of Ms. Smith in connection with her relocation from Florida, including costs relating to the sale of Ms. Smith’s primary residence in Florida and a tax gross-up relating to Ms. Smith’s relocation benefits of approximately $107,000. These relocation expenses were valued on the basis of the aggregate incremental cost to the Company and represent the amount accrued for payment to the service provider or Ms. Smith, as applicable.

Grants of Plan Based Awards

The following table and footnotes provide information regarding grants of plan based awards to NEOs in fiscal year 2011.

GRANTS OF PLAN BASED AWARDS

IN FISCAL YEAR 2011

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value Of Stock and Option Awards(4)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Murray R. McClean	—	N/A	$850,000	$2,550,000	—	—	—	—	—
	1/18/2011	—	—	—	5,322	63,870	138,384	—	996,372
	1/18/2011	—	—	—	—	—	—	42,580	664,248
Joseph Alvarado		N/A	$552,500	$1,625,000	—	—	—	—	—
	1/18/2011	—	—	—	1,996	40,000	89,994	—	624,000
	1/18/2011	—	—	—	—	—	—	30,000	468,000
Hanns K. Zoellner	—	$211,447	$422,894	$1,184,101	—	—	—	—	—
	1/18/2011	—	—	—	3,530	31,776	68,850	—	495,705
	1/18/2011	—	—	—	—	—	—	21,184	330,470
Tracy L. Porter	—	$165,000	$330,000	$924,000	—	—	—	—	—
	1/18/2011	—	—	—	2,756	24,796	53,726	—	386,818
	1/18/2011	—	—	—	—	—	—	16,531	257,884
William B. Larson	—	N/A	$315,000	$819,000	—	—	—	—	—
	1/18/2011	—	—	—	2,630	23,670	51,284	—	369,252
	1/18/2011	—	—	—	—	—	—	15,780	246,168
Barbara R. Smith		N/A	$89,063	$231,563	—	—	—	—	—
	6/1/2011	—	—	—	—	—	—	20,000	260,400

(1)	Represents the Annual Cash Incentive Bonus under the 2006 Cash Plan. For Ms. Smith, the amount reported represents here prorated award opportunity, prorated to reflect the period during fiscal year 2011 in which she was employed by the Company. The 2006 Cash Plan and the terms of these awards are described in the section entitled “Annual Cash Incentive Bonus” on pages 31 through 33.

(2)

Represents PSUs with vesting based on the Company’s achievement of performance goals relating to ROIC and EBITDA (each as defined in the CD&A) during fiscal years 2011-2013. Fifty-percent (50%) of the vested PSUs will be settled in cash and 50% of the PSUs will be settled in Company Stock. Under the terms of the award agreement, the Committee may exercise its discretion to reduce the award payments in the event that the Company’s total stockholder return is below the 40th percentile of the peer group.

(3)	Represents RSUs that vest ratably over three years from the date of grant.

(4)	Represents the grant date fair value of PSUs and RSUs awarded in fiscal year 2011 and calculated in accordance with FASB ASC Topic 718. Grant date fair value for PSUs is based on the probable outcome of the performance-based vesting conditions as of the grant date. Assumptions used in determining these values can be found in Note 1 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K, which was filed with the SEC on October 31, 2011.

Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table

We entered into an employment agreement with Mr. McClean on May 23, 2005, following his appointment to the position of Executive Vice President and COO, which has been amended four times: first on September 1, 2006, when he was named CEO and received an increase in annual base salary to $600,000; again on April 7,

2009, when we memorialized his increase in minimum base salary to $700,000 that was effective as of the beginning of fiscal year 2009 and extended the term of his agreement to August 31, 2010, with automatic annual renewal thereafter unless terminated by either party; and again on December 31, 2009, in order to bring certain provisions of his agreement into compliance with Section 409A of the Code. On May 23, 2011, we entered into an amended and restated employment agreement with Mr. McClean in connection with his transition to Chairman of the Board, effective as of September 1, 2011. Under the amended and restated employment agreement, Mr. McClean’s annual base salary equaled $850,000 until he transitioned from CEO to Chairman of the Board, at which point his annual base salary was reduced to $400,000. He was also eligible to participate in our annual bonus program for 2011, participate in or receive benefits under any plan or arrangement made generally available to our employees and receive a Company-provided vehicle, consistent with its policies with respect to senior corporate executives. Pursuant to the amended and restated employment agreement, (i) the Company agreed to pay Mr. McClean a lump sum payment of $3,023,860 (representing 1.5 times his base salary and average bonus over the prior five years plus a $100,000 agreement non-renewal fee) and eighteen months of continued healthcare benefits coverage following the expiration of his term as Chairman, followed by one year reimbursements of premiums for medical plan coverage, (ii) the vesting of certain of Mr. McClean’s outstanding equity awards would be accelerated, and (iii) Mr. McClean agreed to post-employment restrictive covenants and a release and waiver of claims in favor of the Company. See “Termination of Employment Contracts and Change in Control Agreements” for further information regarding the payments to be made to Mr. McClean upon termination of his employment and/or a Change in Control.

We entered into an employment agreement with Mr. Alvarado on April 16, 2010, employing him as the Company’s Executive Vice President and COO, which has been amended three times: first on April 8, 2011, when he was named President and COO and we increased his minimum base salary to $650,000; again on May 26, 2011, when he was named President and CEO, effective September 1, 2011; and most recently on September 1, 2011, when we extended the term of his agreement to August 31, 2013, with automatic annual renewal thereafter unless terminated by either party. Mr. Alvarado is eligible to earn bonuses under our compensation program but has no guaranteed bonus amount. Mr. Alvarado is also eligible to participate in or receive benefits under any plan or arrangement made generally available to our employees. See “Termination of Employment Contracts and Change in Control Agreements” regarding the payments to be made to Mr. Alvarado upon termination of his employment and/or a Change in Control.

We entered into an employment agreement with Mr. Zoellner on January 2, 1998, and amended and restated the agreement on June 1, 2010 to memorialize his position as Executive Vice President Commercial Metals Company and President of the CMC International Division, with a term until August 31, 2012. The agreement provides for automatic annual renewal for one year terms thereafter unless terminated by either party. Pursuant to his employment agreement, he is to receive an annual base salary of 535,000 Swiss francs. The agreement provides that Mr. Zoellner and the Company will each pay one-half of the contributions to Mr. Zoellner’s statutory Swiss pension plan. He is eligible to earn bonuses under our compensation program but has no guaranteed bonus amount. Mr. Zoellner is also eligible to participate in or receive benefits under any plan or arrangement made generally available to our employees. See “Termination of Employment Contracts and Change in Control Agreements” regarding the payments to be made to Mr. Zoellner upon termination of his employment and/or a Change in Control.

We entered into an employment agreement with Mr. Porter on April 19, 2010, employing him as the Company’s Senior Vice President and President of the CMC/Americas Division with a term until April 19, 2012 at an annual base salary of $440,000. The agreement provides for automatic annual renewal for one year terms thereafter unless terminated by either party. He is eligible to earn bonuses under our compensation program but has no guaranteed bonus amount. Mr. Porter is also eligible to participate in or receive benefits under any plan or arrangement made generally available to our employees. See “Termination of Employment Contracts and Change in Control Agreements” regarding the payments to be made to Mr. Porter upon termination of his employment and/or a Change in Control.

We entered into an employment agreement with Mr. Larson on June 1, 2010, employing him as the Company’s Senior Vice President and Chief Financial Officer with a term until August 31, 2012 at an annual base salary of $390,000. The agreement provided for automatic annual renewal for one year terms thereafter unless terminated by either party. Under the employment agreement, Mr. Larson was eligible to earn bonuses under our compensation program but received no guaranteed bonus amount. Mr. Larson was also eligible to participate in or receive benefits under any plan or arrangement made generally available to our employees. On May 6, 2011, Mr. Larson and the Company entered into a Retirement and Transition Agreement in connection with his resignation of his position as Senior Vice President and Chief Financial Officer of the Company effective June 1, 2011, and his further resignation as an employee of the Company effective December 31, 2011 or such earlier date as the Company and Mr. Larson may mutually agree (the “Retirement Date”). In consideration of Mr. Larson agreeing to be available to the Company for assistance in preparing financial statements for the current fiscal year and to perform other transition obligations and for post-employment restrictive covenants as well as a release of claims, pursuant to the Retirement and Transition Agreement, Mr. Larson is entitled to the following on the Retirement Date: (i) a lump sum payment of $250,000; (ii) an amount equal to twenty days of accrued, unused vacation pay; (iii) subject to the discretion of the Compensation Committee, payment of the annual bonus for the current fiscal year as calculated and determined by the Committee; (iv) Company-paid COBRA coverage for eighteen months following the Retirement Date followed by one year of reimbursement of premiums for plan coverage; (v) vesting of SARs, restricted stock units, stock options and certain PSUs, to the extent permitted by the terms of the applicable equity incentive plan and award or grant agreements; (vi) a lump sum severance payment in the amount of $840,000 (equal to two times his current base salary); and (vii) payment of all vested benefits, including benefits under any equity incentive plan, LTIP, PS/401(k) Plan and BRP. In the event Mr. Larson departs with the consent of the Company, is relieved of his transition obligations, is discharged without cause or is asked to resign by the Company prior to the Retirement Date, the Company will pay Mr. Larson the cash equivalent for contributions and accruals for 2011 for Mr. Larson under the PS/401(k) Plan, BRP and any other plans or programs in which Mr. Larson currently participates as if Mr. Larson were employed on the Retirement Date. See “Termination of Employment Contracts and Change in Control Agreements” regarding the payments to be made to Mr. Larson upon termination of his employment and/or a Change in Control.

We entered into an employment agreement with Ms. Smith on May 3, 2011, employing her as Senior Vice President and Chief Financial Officer. The term of her employment agreement continues until August 31, 2013, with automatic annual renewal thereafter unless terminated by either party. Pursuant to her employment agreement, Ms. Smith will receive a minimum annual base salary of $475,000 and benefits consistent with the Company’s executive compensation policies. Ms. Smith is eligible to earn bonuses under our compensation program but has no guaranteed bonus amount. Ms. Smith is also eligible to participate in or receive benefits under any plan or arrangement made generally available to our employees. In addition, Ms. Smith received a one-time sign-on bonus in the amount of $250,000 to reimburse her for amounts forfeited by her related to her previous employment. Ms. Smith was also granted 20,000 RSUs on June 1, 2011. See “Termination of Employment Contracts and Change in Control Agreements” regarding the payments to be made to Ms. Smith upon termination of her employment and/or a Change in Control.

The Potential Payments and Benefits Upon Termination or Change in Control Tables and narrative on pages 49 through 59 provide a description of the compensation to NEOs in the event of their termination following a Change in Control, as well as other events resulting in termination of employment. In all cases, the amounts of equity awards were calculated based on our closing share price of $11.75 on August 31, 2011.

Material terms of the grants of plan based awards are described in pages 31 through 33 where we have discussed the Annual Cash Incentive Bonus and pages 34 through 37 where we have discussed the long-term incentive awards. The fiscal year 2011 long-term incentive awards consisted of PSUs, with vesting based on EBITDA and ROIC, and RSUs, with time-based vesting over three years, as described in the section entitled “Long-Term Incentives” on pages 34 through 37. The percentage of salary and bonus of each of the NEOs as compared to the total compensation in the Summary Compensation Table is as follows: Mr. McClean (46%), Mr. Alvarado (53%), Mr. Zoellner (40%), Mr. Porter (58%), Mr. Larson (43%), and Ms. Smith (39%).

Outstanding Equity Awards at Fiscal Year-End

The following table and footnotes provide information regarding unexercised stock options and vested and unvested stock appreciation rights (“SARS”) and unvested PSUs and RSUs as of the end of fiscal year 2011. The market value of shares that have not vested was determined by multiplying the closing market price of our stock on August 31, 2011, $11.75, by the number of shares that have not vested.

OUTSTANDING EQUITY AWARDS

AT 2011 FISCAL YEAR-END

	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares Or Units Of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or other Rights That Have Not Vested		Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units, or other Rights That Have Not Vested
Name	Exercisable (#)	Unexercisable (#)
Murray R. McClean	85,000	0	$35.380	5/20/2015	75,000	(1)	$881,250	13,750	(2)	$161,563
	104,900	0	$34.280	6/22/2014	42,580	(5)	$724,286	60,000	(3)	$705,000
	26,300	0	$24.570	5/23/2013				5,322	(4)	$62,534
	37,600	0	$12.310	7/8/2012
Joseph Alvarado	—	—	—	—	35,000	(1)	$411,250	8,750	(2)	$102,813
					30,000	(5)	$510,300	1,996	(4)	$23,453
Hanns K. Zoellner	37,000	0	$35.380	5/20/2015	30,000	(1)	$352,500	10,000	(2)	$117,500
	51,790	0	$34.280	6/22/2014	21,184	(5)	$248,912	30,000	(3)	$352,500
	17,300	0	$24.570	5/23/2013				3,530	(4)	$41,478
Tracy L. Porter	7,230	0	$35.380	5/20/2015	40,000	(6)	$470,000
	12,040	0	$34.280	6/22/2014	16,531	(5)	$281,192	6,250	(2)	$73,438
	5,000	0	$24.570	5/23/2013				8,000	(3)	$94,000
	8,400	0	$12.310	7/8/2012				2,756	(4)	$32,383
William B. Larson	27,000	0	$35.380	5/20/2015	40,000	(1)	$470,000	7,500	(2)	$88,125
	36,710	0	$34.280	6/22/2014	15,780	(5)	$268,418	25,000	(3)	$293,750
	15,500	0	$24.570	5/23/2013				2,630	(4)	$30,903
	24,400	0	$12.310	7/8/2012
Barbara R. Smith	—	—	—	—	20,000	(7)	$288,800	—		—

(1)	Represents RSUs granted on June 3, 2010, with fifty percent (50%) vesting two years after the date of grant and the remaining fifty percent (50%) vesting four years after the date of grant.

(2)	Represents PSUs granted on June 3, 2010. Fifty-percent (50%) of the PSUs vest if the Company ranks at the 50th percentile on a total stockholder return basis as compared to the peer group with the total stockholder return based on the average of the closing prices for the month of June 2010 versus the average of the closing prices for the month of June 2013; and 100% of the PSUs vest if the Company ranks at or greater than the 60th percentile on a total stockholder return basis as compared to the peer group with the total stockholder return based on the average of the closing prices for the month of June 2010 versus the average of the closing prices for the month of June 2013. Vesting will be calculated on a straight line interpolation basis for a rank on a total stockholder return basis as compared to our peer group between the 50th percentile (with a vesting percentage of 50%) and 60th percentile (with a vesting percentage of 100%). The NEO must be employed by us on the date of vesting to receive the shares of common stock. The Committee has the discretion to accelerate the vesting of the PSUs upon retirement or early permitted retirement. In accordance with the SEC executive compensation disclosure rules, the amounts reported in this table are based on achieving threshold performance goals.

(3)

Represents PSUs granted on May 19, 2009 with vesting based on our stock price and total stockholder return. The PSUs vest upon the following: (i) for twenty (20) consecutive trading days between May 19, 2009 – May 19, 2012, the closing price of our common stock is at least $30.00 per share and we rank at or greater than the 50th percentile on a total stockholder return basis as compared to our peer group, with the total stockholder return being based on the average of the closing prices for the month of December 2008 versus the average of the closing prices for the month of December 2011; or (ii) for twenty (20) consecutive trading days between May 19, 2009 – May 19, 2012, the closing price of our common stock is at least $24.00 per share and we rank at or greater than the 80th percentile on a total stockholder return basis as compared to our peer group with the total stockholder return being based on the average of the closing prices for the month of December 2008 versus the average of the closing prices for the month of December 2011.

(4)

Represents PSUs with vesting based on the Company’s achievement of performance goals relating to ROIC and EBITDA (each as defined in the CD&A) during fiscal years 2011-2013. Under the terms of the award agreement, the Committee may exercise its discretion to reduce the award payments in the event that the Company’s total stockholder return is below the 40th percentile of the peer group. In accordance with the SEC executive compensation disclosure rules, the amounts reported in this table are based on achieving threshold performance goals.

(5)	Represents RSUs granted on January 18, 2011, with one-third of the award vesting after one year from the date of grant, one-third vesting after two years from the date of grant and the remaining one-third vesting three years after the date of grant.

(6)	Represents RSUs granted on June 3, 2010, with one-third of the award vesting one year after the date of grant, one-third of the award vesting two years after the date of grant and the remaining one-third vesting three years after the date of grant.

(7)	Represents RSUs granted on June 1, 2011, with one-third of the award vesting one year after the date of grant, one-third of the award vesting two years after the date of grant and the remaining one-third vesting three years after the date of grant.

Options or SARs Exercised and Stock Vested

The following table provides information regarding stock option and SAR exercises and stock vesting during fiscal year 2011 for the NEOs.

OPTION/SARS EXERCISES AND STOCK VESTED

IN FISCAL YEAR 2011

	Option/SARs Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Murray R. McClean	60,000	$530,280	0	$0
Joseph Alvarado	0	$0	0	$0
Hanns K. Zoellner	27,800	$116,899	0	$0
Tracy L. Porter	0	$0	13,333	$189,462
William B. Larson	60,000	$501,480	0	$0
Barbara R. Smith	0	$0	0	$0

Nonqualified Defined Contributions and Other Deferred Compensation Plans

All of the NEOs, excluding Mr. Zoellner due to his Swiss residence and Ms. Smith due to her 2011 hire, have previously been designated by the Committee as being eligible to participate in the BRP. Participants can elect to defer W-2 earnings, including annual bonus awards, to a maximum of 50% of such earnings. Deferrals are matched up to 3.5% and matching contributions vest after two years of service. Annually, BRP participants must elect, prior to the fiscal year in which the compensation to be credited or deferred to the BRP is earned, the time at which they want distributions from the BRP. Amounts may be deferred for a minimum of one year. Distribution election options include commencement upon retirement either in a lump sum or installments or at a set future date either in lump sum or installments even if employment continues with us. In the event of death or disability, the participant or his or her estate will receive a lump sum payment. The payment of amounts deferred by NEOs after December 31, 2004 and that are to be paid after termination of employment, will be delayed for six months following termination of employment in order to comply with Section 409A of the Code.

Amounts deferred into the BRP by the participant as well as contributions by us are credited with market earnings or losses based on the participant’s self directed investment election and allocation among a group of mutual funds. The mutual funds available in the BRP have investment objectives similar, but not identical to, those funds available to all employees under our tax-qualified plan. There is no above-market or preferential interest rates credited on any compensation deferred in the BRP. Participants may change fund choices on a daily basis to the extent permitted by the funds.

Mr. Zoellner resides in Switzerland, is not a U.S. citizen and does not participate in the PS/401(k) Plan or the BRP. He participates instead in the Swiss Federal Law on Occupations Retirement, Survivors’ and Disability Pension Plan (the “BVG”) as well as a Supplementary Occupational Benefits Plan (the “SOBP,” collectively with the BVG, the “Swiss pension plan”), both of which are defined contribution plans.

Combined, the Company and Mr. Zoellner contribute 25% of his base salary to the BVG in accordance with the requirements of the BVG and in accordance with the common practice of similarly situated Swiss companies. The BVG mandates that the employer must pay at least 50% of the mandated minimum contribution on behalf of the employee. Contributions earn a statutory interest rate of two percent (2%) and are paid at retirement by the insurance company that manages the BVG. The participant is eligible to receive the accumulated contributions plus accumulated interest at retirement either in lump sum or monthly payments similar to a life annuity.

We have elected, per Swiss regulations, to offer our employees in Mr. Zoellner’s age category (55 to 65 years of age), a total combined contribution of twenty-five percent (25%) with respect to the first 58,140 Swiss francs earned by the employee. We contribute fifteen percent (15%) to the BVG and Mr. Zoellner contributes ten percent (10%). Under Swiss law, Mr. Zoellner is eligible to make, and has made, catch up contributions to the BVG.

Mr. Zoellner also participates in the SOBP. The SOBP is a defined contribution plan that allows for contributions by the employer, as well as deferral elections by the employee, in excess of those allowed under the BVG. To be eligible to participate in the SOBP, an employee must first have maximized his and his employer’s contributions to the BVG. The table below provides information regarding Mr. Zoellner’s participation in the BVG and SOBP. Since the SOBP chosen by us bases our contribution only on the employee’s base salary and not on total compensation, the employee can make personal contributions up to the maximum limit allowed by the Swiss tax law. During fiscal year 2011, Mr. Zoellner did not make such additional personal contributions.

In fiscal year 2010, we engaged Towers Watson in Zurich to review our Swiss pension plan to determine local competitiveness. Towers Watson found that for most employee age groups, the current Swiss pension plan contributions were competitive; however, Mr. Zoellner’s contributions were generally less than competitive over the last 10 years. Given the Company’s mandatory executive retirement age of 65, unlike other employees, Mr. Zoellner would not have enough future years of employment to make up for the contributions to be competitive. Therefore, the Committee determined that a payment in the amount of 198,935 Swiss francs (equivalent to $243,137 U.S. Dollars based on an exchange rate of .8182 Swiss francs to 1 U.S. Dollar which was the exchange rate on August 31, 2011) would be made to Mr. Zoellner in fiscal years 2010, 2011 and 2012, provided that Mr. Zoellner remained an employee of the Company. The make-up contribution is not reflected in the table below as it was made directly to Mr. Zoellner and not through the Swiss pension plan.

The following table and footnotes provide information regarding non-qualified deferred compensation plans during fiscal year 2011 for the NEOs.

FISCAL YEAR 2011 NON-QUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive’s Contribution in Last FY ($)		Registrant’s Contributions in Last FY ($)(1)		Aggregate Earnings (Losses) in Last FY	Aggregate Balance at Last FY
Murray R. McClean	$225,000		$55,685		$532,609	$4,564,678	(2)
Joseph Alvarado	$75,000		$31,651		$0	$106,651
Hanns K. Zoellner(3)	$62,062	(4)	$93,093	(5)	$39,540	$5,821,425	(6)
Tracy L. Porter	$199,390		$25,998		$7,160	$737,585	(7)
William B. Larson	$131,162		$31,635		$389,050	$3,554,612	(8)
Barbara R. Smith	$0		$0		$0	$0	(9)

(1)	As described in Footnotes 8 and 9 to the Summary Compensation Table on page 42.

(2)	Approximately 44% of the aggregate balance at 2011 fiscal year end results from Mr. McClean’s voluntary deferrals of compensation to the BRP since his participation began in 2001.

(3)	The figures in this table represent contributions on the part of Mr. Zoellner and us to both the BVG and SOBP retirement plans. Contributions to Mr. Zoellner’s plan are made in Swiss francs. The conversion rate for fiscal year 2011 is .8182 Swiss francs to 1 U.S. Dollar, which was the exchange rate on August 31, 2011.

(4)	Represents Mr. Zoellner’s contributions of $59,694 to the SOBP and $2,369 to the BVG.

(5)	Represents Company contributions of $3,553 to the SOBP and $89,541 to the BVG.

(6)	Approximately 72% of the aggregate balance at 2011 fiscal year end results from Mr. Zoellner’s voluntary deferrals of compensation to the SOBP and BVG since his participation began in 1991.

(7)	Approximately 44% of the aggregate balance at 2011 fiscal year end results from Mr. Porter’s voluntary deferrals of compensation to the BRP since his participation began in 1999.

(8)	Approximately 44% of the aggregate balance at 2011 fiscal year end results from Mr. Larson’s voluntary deferrals of compensation to the BRP since his participation began in 1995.

(9)	Ms. Smith did not participate in the non-qualified deferred compensation plan for fiscal year 2011.

Potential Payments and Benefits Upon Termination or Change in Control

Under our executive compensation program, severance payments and the provision of benefits can be triggered upon termination of an NEO’s employment and following a Change in Control. These payments may include payments resulting from the employment agreements and EECAs discussed below. The events that may trigger different severance payments and benefits are classified as follows:

•	Voluntary Resignation

•	Retirement

•	Involuntary Termination Without Cause or Good Reason

•	For Cause Termination

•	Change in Control With No Termination

•	Change in Control With Involuntary or Good Reason Termination

•	Permanent Disability

•	Death

Employment Agreements

Below is a description of the termination provisions included in each of the employment agreements and EECAs. The NEOs are also bound under the terms of their employment agreements to certain non-competition provisions during the term of the employment and for eighteen months thereafter and certain non-solicitation restrictions for a period of two years after termination of employment.

McClean Agreement.    As of August 31, 2011, if we terminated Mr. McClean’s employment due to death or disability, he or his respective estate would have received: (i) any applicable life insurance or disability benefits; (ii) a lump sum payment of $50,000; (iii) a pro-rata share of any applicable bonus as determined by the Board of Directors, if such disability occurred prior to September 1, 2011; (iv) vesting of SARs, restricted stock and/or stock options to the extent permitted by the terms of the applicable equity incentive plan and award or grant agreements; and (v) to the extent permitted by the PS/401(k) Plan and BRP, crediting of any Company contribution attributable to the plan year of the termination and accelerated vesting of any unvested Company contributions to such accounts. As of August 31, 2011 if we terminated Mr. McClean without cause or if he terminates for good reason or upon expiration of the agreement, he would have received: (i) a lump sum payment of $3,023,860 (representing 1.5 times his base salary and average bonus over the prior five years plus a $100,000 agreement non-renewal fee); (ii) a cash payment equivalent to a portion of the PSUs granted on January 18, 2011 in lieu of accelerated vesting rights which he forfeits for the remainder of the grant; and (iii) vesting of SARs, restricted stock and/or stock options to the extent permitted by the terms of the applicable equity incentive plan and award or grant agreements. If we terminated Mr. McClean’s employment for cause, then we would have no further payment obligations. Upon a Change in Control accompanied by his termination without cause by us or for good reason by Mr. McClean within twelve months of the Change in Control, he would have received: (i) a lump sum payment equal to two times his then current annual base salary; (ii) a cash payment equal to two times the average annual bonus received by him for the five fiscal year period ending with our last completed fiscal year prior to the Change in Control; (iii) vesting of SARs, restricted stock and/or stock options to the extent permitted by the terms of the applicable equity incentive plan and award or grant agreements; (iv) to the extent permitted by the PS/401(k) Plan and BRP, crediting of any Company contribution attributable to the plan year of the termination and accelerated vesting of any unvested Company contributions to such accounts; and (v) continued participation for 24 months in all benefits under welfare benefit plans, including medical, prescription, dental, disability, group life, accidental death and travel accident insurance on terms no less favorable than those contained in the Company’s form EECA. Pursuant to his amended and restated employment agreement, (i) the Company agreed to pay Mr. McClean a lump sum payment of $3,023,860 and eighteen months of continued healthcare benefits coverage following the expiration of his term as Chairman, followed by one year of reimbursements of premiums for medical plan coverage, (ii) accelerated vesting of certain of Mr. McClean’s outstanding equity awards, and (iii) Mr. McClean agreed to post-employment restriction covenants and a release and waiver of claims in favor of the Company. As noted above, Mr. McClean and the Company mutually agreed to terminate Mr. McClean’s employment with the Company, effective upon his retirement on December 31, 2011. As a result, Mr. McClean will be eligible to receive the severance payments provided under his amended and restated employment agreement.

Under Mr. McClean’s amended and restated employment agreement, “cause” is defined as Mr. McClean’s: (1) breach of any material provision of the agreement; (2) act constituting a felony or otherwise involving theft, embezzlement, fraud, or gross dishonesty; (3) act involving moral turpitude or willful misconduct that, in the good faith judgment of the Board of Directors either (i) causes material economic harm to the Company or its affiliates, (ii) brings substantial discredit to the reputation of the Company or its affiliates, or (iii) damages or interferes with the relationships of the Company or any of its affiliates with any of their customers, suppliers, employees or other agents; (4) gross negligence in the performance of his duties as an employee, officer, or director of the Company or any affiliate; (5) breach of his fiduciary obligations to the Company; or (6) chemical dependence which adversely affects the performance of his duties and responsibilities to the Company.

Alvarado, Smith and Porter Agreements.    If we terminate Mr. Alvarado’s, Ms. Smith’s or Mr. Porter’s employment for cause under the terms of their respective employment agreements or under the applicable law or if either such executive terminates his or her own employment without good reason, then we have no further payment obligations to him or her, except accrued and unused vacation. If such NEO’s employment is terminated due to death or disability, such executive or his or her respective estate shall be entitled to: (i) any applicable life insurance or disability benefits; (ii) a pro-rata share of any applicable bonus as determined by the Board of Directors; (iii) payment of any cash incentive due under the 2006 Cash Plan; (iv) vesting of SARs, restricted stock and/or stock options to the extent permitted by the terms of the applicable equity incentive plan and award or grant agreements; and (v) to the extent permitted by the PS/401(k) Plan and BRP, crediting of any Company contribution attributable to the plan year of the termination and accelerated vesting of any unvested Company contributions to such accounts. If we terminate Mr. Alvarado’s or Mr. Porter’s employment without cause, if Mr. Alvarado or Mr. Porter terminates for good reason, or if we do not renew such NEO’s employment agreement, pursuant to such NEO’s employment agreement, he shall be entitled to: (i) a lump sum payment equal to 1.5 times the executive’s then current annual base salary; (ii) a cash payment in lieu of a bonus equal to the greater of (a) 1.5 times the average annual bonus received by such executive for the five fiscal year period ending with our last completed fiscal year prior to the termination or (b) his annual bonus target as established by the Board of Directors for our last completed fiscal year prior to the termination, the foregoing when combined with (i) not to exceed two times the executive’s then current annual base salary; and (iii) to the extent permitted by the PS/401(k) Plan and BRP, crediting of any Company contribution attributable to the plan year of the termination and accelerated vesting of any unvested Company contributions to such accounts. If we terminate Ms. Smith’s employment without cause, if she terminates for good reason, or if we do not renew her employment agreement, pursuant to her employment agreement, she shall be entitled to: (i) an amount equal to two times her then current annual base salary; and (ii) to the extent permitted by the PS/401(k) Plan and BRP, crediting of any Company contribution attributable to the plan year of the termination and accelerated vesting of any unvested Company contributions to such accounts.

Under Mr. Alvarado’s, Ms. Smith’s and Mr. Porter’s employment agreements, “cause” is defined as the executive’s: (i) theft, embezzlement, fraud, financial impropriety, any other act of dishonesty relating to such executive’s employment or any willful violation of Company policies or directives or laws, rule or regulations applicable to the Company; (ii) willful commission of acts that would support the finding of a felony or lesser crime involving fraud, dishonesty, misappropriation or moral turpitude; (iii) failure to perform the duties and obligations under such executive’s employment agreement; or (iv) commission of an act in performing such executive’s duties amounting to gross negligence or willful misconduct. Under Mr. Alvarado’s and Mr. Porter’s employment agreements, “good reason” is defined as our breach of the agreement, a significant reduction in the executive’s responsibilities or compensation, or our requiring the executive to work at a location more than 50 miles from our current location. Under Ms. Smith’s employment agreement, “good reason” is defined as our breach of the agreement or a significant reduction in Ms. Smith’s responsibilities or compensation.

Zoellner Agreement.    If we terminate Mr. Zoellner’s employment for cause under the terms of his employment agreement or under the applicable law or if he terminates his own employment without good reason, then we have no further payment obligations to him, except accrued and unused vacation. If his employment is terminated due to death or disability, he or his estate shall be entitled to: (i) any applicable life insurance or disability benefits; (ii) a pro-rata share of any applicable bonus as determined by the Board of Directors; (iii) payment of any cash incentive due to him under the 2006 Cash Plan; and (iv) vesting of SARs, restricted stock and/or stock options to the extent permitted by the terms of the applicable equity incentive plan and award or grant agreements. If we terminate Mr. Zoellner’s employment without cause, if he terminates for good reason, or if we do not renew his employment agreement, pursuant to his employment agreement, we must pay him the equivalent of his then current base salary for two years and accrued and unused vacation.

Under his employment agreement, “cause” is defined as Mr. Zoellner’s: (i) theft, embezzlement, fraud, financial impropriety, any other act of dishonesty relating to his employment or any willful violation of Company policies or directives or laws, rule or regulations applicable to the Company; (ii) willful commission of acts that would support the finding of a felony or lesser crime involving fraud, dishonesty, misappropriation or moral turpitude; (iii) failure to perform the duties and obligations under his employment agreement; or (iv) commission of an act in performing his duties amounting to gross negligence or willful misconduct. “Good reason” is defined as our breach of the agreement or a significant reduction in Mr. Zoellner’s responsibilities or compensation.

Larson Agreement.    If we had terminated Mr. Larson’s employment for cause under the terms of his employment agreement or under applicable law or if he had terminated his own employment, then we would have had no further payment obligations to him, except accrued and unused vacation. If we had terminated his employment due to death or disability, he or his respective estate would have been entitled to: (i) any applicable life insurance or disability benefits; (ii) a pro-rata share of any applicable bonus as determined by the Board of Directors; (iii) payment of any cash incentive due to him under the 2006 Cash Plan; (iv) vesting of SARs, restricted stock and/or stock options to the extent permitted by the terms of the applicable equity incentive plan and award or grant agreements; and (v) to the extent permitted by the PS/401(k) Plan and BRP, crediting of any Company contribution attributable to the plan year of the termination and accelerated vesting of any unvested Company contributions to such accounts. If we had terminated his employment without cause, if he had terminated for good reason, or if we did not renew his employment agreement, pursuant to his employment agreement, he would have been entitled to: (i) an amount equal to two times his then current annual base salary; and (ii) to the extent permitted by the PS/401(k) Plan and BRP, crediting of any Company contribution attributable to the plan year of the termination and accelerated vesting of any unvested Company contributions to such accounts. On May 6, 2011, Mr. Larson and the Company entered into a Retirement and Transition Agreement in connection with his resignation of his position as Senior Vice President and Chief Financial Officer of the Company effective June 1, 2011, and his further resignation as an employee of the Company effective December 31, 2011 or such earlier date as the Company and Mr. Larson may mutually agree (the “Retirement Date”). Pursuant to the Retirement and Transition Agreement, Mr. Larson is entitled to the following on the Retirement Date: (i) a lump sum payment of $250,000; (ii) an amount equal to twenty days of accrued, unused vacation pay; (iii) payment of the annual bonus for the current fiscal year as calculated and determined by the Committee; (iv) Company-paid COBRA coverage for eighteen months following the Retirement Date followed by one year of reimbursement of premiums for plan coverage; (v) vesting of SARs, restricted stock units, stock options and certain PSUs, all to the extent permitted by the terms of the applicable equity incentive plan and award or grant agreements; (vi) a lump sum severance payment in the amount of $840,000 (equal to two times his current base salary); and (vii) payment of all vested benefits, including benefits under any equity incentive plan, LTIP, PS/401(k) Plan and BRP. In the event Mr. Larson departs with the consent of the Company, is relieved of his transition obligations, is discharged without cause or is asked to resign by the Company prior to the Retirement Date, the Company will pay Mr. Larson the cash equivalent for contributions and accruals for 2011 for Mr. Larson under the PS/401(k) Plan, BRP and any other plans or programs in which Mr. Larson currently participates as if Mr. Larson were employed on the Retirement Date.

Under Mr. Larson’s employment agreement, “cause” is defined as Mr. Larson’s: (i) theft, embezzlement, fraud, financial impropriety, any other act of dishonesty relating to his employment or any willful violation of Company policies or directives or laws, rule or regulations applicable to the Company; (ii) willful commission of acts that would support the finding of a felony or lesser crime involving fraud, dishonesty, misappropriation or moral turpitude; (iii) failure to perform the duties and obligations under his employment agreement; or (iv) commission of an act in performing his duties amounting to gross negligence or willful misconduct. “Good reason” is defined as our breach of the agreement or a significant reduction in Mr. Larson’s responsibilities or compensation.

EECA Agreements.    In April 2006, our Board of Directors authorized the execution of a form Executive Employment Continuity Agreement (the “EECA”) with certain key executives, including each of the NEOs other than Mr. McClean. The EECA is intended to ensure that we will have the continued attention and dedication of the executive during events that might lead to, and in the event of, a Change in Control of the Company. Should a Change in Control occur, we have agreed to continue to employ each executive for a period of two years thereafter (the “Employment Period”). The EECAs terminate two years after a Change in Control.

During the Employment Period, each executive will continue to receive: (i) an annual base salary equal to at least the executive’s base salary before the Change in Control; (ii) cash bonus opportunities equivalent to that available to the executive under our annual and long-term cash incentive plans in effect immediately preceding the Change in Control; and (iii) continued participation in all incentive, including equity incentive, savings, deferred compensation, retirement plans, welfare benefit plans and other employee benefits on terms no less favorable than those in effect during the 90-day period immediately preceding the Change in Control.

Should the executive’s employment be terminated during the Employment Period for other than cause or disability (including Constructive Termination (as defined below)), the EECA requires us to pay certain severance benefits to the executive in a lump sum within 30 days following termination. The severance benefits for Ms. Smith and Messrs. Alvarado, Zoellner, Porter and Larson include an amount equal to four times the highest base salary in effect at any time during the twelve month period prior to the Change in Control as well as unpaid salary, vacation pay and certain other amounts considered to have been earned prior to termination. Company contributions to retirement plans and participation, including that of the executive’s eligible dependents, in Company provided welfare plan benefits will be continued for two years following termination. The executive shall become fully vested in all stock incentive awards and all stock options shall remain exercisable for the remainder of their term. The EECA contains a “double trigger” in that there must be present both a Change in Control and a termination of the executive in order to trigger severance payments under these agreements. We believe that this double trigger and the absence of a tax gross-up (as discussed below) is a reasonable trigger for severance compensation under the EECAs and that these agreements provide a mechanism for eliminating the distraction to the executives that is inherent in change in control events.

The EECA does not provide for a “tax gross up” reimbursement payment by us to the executive for taxes, including excise taxes under Section 4999 of the Code, that the employee may owe as a result of receipt of payments under the EECA. The EECA does require us to determine if the payments to an executive under the EECA combined with any other payments or benefits to which the executive may be entitled (in aggregate the “Change in Control Payments”) would result in the imposition on the executive of the excise tax under Section 4999. We will either reduce the Change in Control Payments to the maximum amount which would not result in imposition of the Section 4999 excise tax or pay the entire Change in Control Payment to the executive if, even after the executive’s payment of the Section 4999 excise tax, the executive would receive a larger net amount.

In the event the executive is terminated more than two years following a Change in Control, no severance benefits are provided under the EECA. The EECA provides that the executive not disclose any confidential information relating to us and, for a period of one year following termination of employment, not compete with the business as conducted by the Company within 100 miles of a Company facility nor solicit or hire employees of the Company or knowingly permit (to the extent reasonably within the executive’s control) any business or entity that employs the executive or in which the executive has an ownership interest to hire Company employees. If a court rules that the executive has violated these provisions, the rights of the executive under the EECA will terminate.

Plan Awards.    In addition to the EECAs, our equity incentive plans also provide for accelerated vesting of stock-based awards regardless of whether a termination occurs as a result of a Change in Control, as defined by such plans. Under the Company’s long-term incentive program and except as otherwise provided for in an agreement, PSUs vest at target performance levels upon a Change in Control. Further, the 2006 Cash Plan provides that in the event of a Change in Control, the Committee has discretion to take action to determine the extent to which incentive compensation is considered earned and payable during any performance period, consistent with the requirements of Section 162(m) of the Code, and further consistent with our best interests. We believe that accelerated vesting upon a Change in Control is appropriate in order for employees who remain with the Company or its successor after a Change in Control to be treated the same with regard to equity as the general stockholders of the Company.

The EECA, cash and equity incentive plans define a Change in Control to be the occurrence of one of the following events: (i) the acquisition of twenty-five percent (25%) or more of our outstanding voting securities; (ii) the replacement of a majority of the members of the Board of Directors by directors not approved by the incumbents; (iii) the sale of substantially all of our assets to an entity of which we own less than fifty percent (50%) of the voting securities; or (iv) the merger of the Company resulting in the pre-merger stockholders of the Company not controlling at least fifty percent (50%) of the post-merger voting securities. The EECA defines Constructive Termination as the failure to maintain the executive in the position held by him prior to the Change in Control, a material adverse change in the executive’s responsibilities, the failure to pay the amounts due to him under the EECA, or requiring the executive to relocate more than 50 miles from his workplace. The definition of Change in Control in Mr. McClean’s employment agreement is the occurrence of one of the following: (i) the merger of the Company resulting in the pre-merger stockholders not having the same proportionate ownership of stock in the surviving corporation; (ii) the sale of substantially all of our assets; (iii) stockholder approval of our liquidation; (iv) the replacement of a majority of the members of the Board of Directors by directors not approved by the incumbents; or (v) the acquisition of twenty percent (20%) or more of our outstanding voting securities.

In order to describe the payments and benefits that are triggered for each event, we have created the following tables for each NEO estimating the payments and benefits that would be paid under each element of our compensation program assuming that the NEO’s employment terminated or the Change in Control occurred on August 31, 2011, the last day of our 2011 fiscal year. In all cases the amounts were valued as of August 31, 2011, based upon, where applicable, a closing share price of $11.75. The amounts in the following tables are calculated as of August 31, 2011 pursuant to SEC rules and are not intended to reflect actual payments that may be made. Actual payments that may be made will be based on the dates and circumstances of the applicable event.

Murray R. McClean Executive Benefits and Payments Upon Termination	Voluntary Resignation (7)	Retirement (7)	Involuntary Termination Without Cause or Good Reason Termination (8)	For Cause Termination	CIC With No Termination	CIC Involuntary or Good Reason Termination	Permanent Disability	Death
Termination Compensation:
Base Salary(1)	$3,023,860	$3,023,860	$3,023,860	$0	$0	$1,700,000	$0	$0
Annual Cash Incentive Bonus(1)	$0	$0	$0	$0	$0	$1,971,980	$0	$0
Long-term Incentives
Restricted Stock/ PSUs
Unvested and accelerated(2)	$2,152,894	$2,152,894	$2,152,894	$0	$3,483,288	$3,483,288	$2,539,367	$2,539,367
Benefits and Perquisites:
BRP, 401(k) and Profit Sharing Contributions	$0	$0	$0	$0	$0	$0	$0	$0
Welfare Continuation Benefit(3)	$58,408	$58,408	$58,408	$0	$0	$58,907	$0	$0
Life Insurance Proceeds	$0	$0	$0	$0	$0	$0	$0	$1,000,000
Disability Benefits(4)	$0	$0	$0	$0	$0	$0	$360,000	$0
Additional Payment from CMC(5)	$0	$0	$0	$0	$0	$0	$50,000	$50,000
Accrued Vacation Pay(6)	$65,385	$65,385	$65,385	$65,385	$0	$65,385	$65,385	$65,385

Total	$5,300,547	$5,300,547	$5,300,547	$65,385	$3,483,288	$7,279,560	$3,014,752	$3,654,752

(1)	Amounts reported are calculated pursuant to Mr. McClean’s employment agreement described on page 50.

(2)	The awards granted in fiscal year 2011 vest pro-rata on retirement, death or disability and 100% in the event of a Change in Control. All unvested awards awarded prior to fiscal year 2010 automatically vest upon death, permanent disability, or a Change in Control. Awards granted in fiscal year 2010 automatically vest upon death, permanent disability, or a Change in Control, and subject to consent of the Committee, vest following retirement or permitted early retirement. We have assumed that except for termination with cause, the Committee would have consented to vesting of awards upon retirement or permitted early retirement.

(3)	Amounts reported are based on estimated costs for two years based upon 2012 premiums and fiscal year 2011 coverage.

(4)	Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive is age 65, or a maximum of three years if executive is age 63 when he becomes disabled.

(5)	Pursuant to the terms of Mr. McClean’s employment agreement as described on page 50.

(6)	As required by state law and our vacation program, we will pay any earned but unused vacation pay after termination of employment for any reason. Amount shown assumes the executive is entitled to the full annual vacation benefit at termination.

(7)	For purposes of this table, we have assumed that the Compensation Committee would treat a voluntary resignation and involuntary termination without cause or good reason termination the same as Mr. McClean’s retirement.

(8)	As noted above, Mr. McClean and the Company mutually agreed to terminate Mr. McClean’s employment with the Company, effective upon his retirement on December 31, 2011. As a result, Mr. McClean will be eligible to receive these amounts in connection with his December 2011 retirement.

Joseph Alvarado Executive Benefits and Payments Upon Termination	Voluntary Resignation	Retirement (7)	Involuntary Termination Without Cause or Good Reason Termination	For Cause Termination	CIC With No Termination	CIC Involuntary or Good Reason Termination	Permanent Disability	Death
Termination Compensation:
Base Salary(1)	$0	$0	$975,000	$0	$0	$2,600,000	$0	$0
Annual Cash Incentive Bonus(1)	$0	$0	$325,000	$0	$0	$0	$0	$0
Long-term Incentives
Restricted Stock/PSUs
Unvested and accelerated(2)	$0	$0	$0	$0	$1,645,000	$1,645,000	$1,022,725	$1,022,725
Benefits and Perquisites:
BRP, 401(k) and Profit Sharing Contributions(3)	$0	$0	$0	$0	$0	$1,157,754	$0	$0
Welfare Continuation Benefit(4)	$0	$0	$0	$0	$0	$56,991	$0	$0
Life Insurance Proceeds	$0	$0	$0	$0	$0	$0	$0	$1,000,000
Disability Benefits(5)	$0	$0	$0	$0	$0	$0	$710,000	$0
Accrued Vacation Pay(6)	$50,000	$50,000	$50,000	$50,000	$0	$50,000	$50,000	$50,000

Total	$50,000	$50,000	$1,350,000	$50,000	$1,645,000	$5,509,745	$1,782,725	$2,072,725

(1)	Amounts reported for base salary and bonus are calculated pursuant to Mr. Alvarado’s employment agreement and Executive Employment Continuing Agreement described on pages 50 and 52.

(2)	Pursuant to the terms of the grant agreements, awards granted in fiscal year 2010 automatically vest 100% upon death, permanent disability, or a Change in Control, and subject to consent of the Committee, vest following retirement or permitted early retirement. Awards granted in fiscal year 2011 vest pro rata upon death or permanent disability and vest 100% upon a Change in Control.

(3)	Amounts reported represent a calculation of employer contributions to the 401(k) and BRP plans for two years based on the amounts received under the terms of the Executive Employment Continuity Agreement.

(4)	Amounts reported are based on estimated costs for two years based upon 2012 premiums and actual fiscal year 2011 coverage.

(5)	Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive is age 65.

(6)	As required by state law and our vacation program, we will pay any earned but unused vacation pay after termination of employment for any reason. Amount shown assumes the executive is entitled to the full annual vacation benefit at termination.

(7)	Mr. Alvarado is not retiree eligible based on his length of service with the Company.

Hanns K. Zoellner Executive Benefits and Payments Upon Termination	Voluntary Resignation	Retirement	Involuntary Termination Without Cause or Good Reason Termination	For Cause Termination	CIC With No Termination	CIC Involuntary or Good Reason Termination	Permanent Disability	Death
Termination Compensation:
Base Salary(1)	$0	$0	$1,359,008	$0	$0	$2,718,015	$0	$0
Annual Cash Incentive Bonus(1)	$0	$0	$0	$0	$0	$0	$0	$0
Long-term Incentives/PSUs
Unvested and accelerated(2)	$975,166	$975,166	$975,166	$0	$1,797,280	$1,797,280	$1,327,666	$1,327,666
Benefits and Perquisites:
BRP, 401(k) and Profit Sharing Contributions	$0	$0	$0	$0	$0	$0	$0	$0
Welfare Continuation Benefit	$0	$0	$0	$0	$0	$0	$0	$0
Life Insurance Proceeds	$0	$0	$0	$0	$0	$0	$0	$583,718
Disability Benefits(3)	$0	$0	$0	$0	$0	$0	$911,558	$0
Accrued Vacation Pay(4)	$52,270	$52,270	$52,270	$52,270	$0	$52,270	$52,270	$52,270

Total	$1,027,436	$1,027,436	$2,386,444	$52,270	$1,797,280	$4,567,565	$2,291,494	$1,963,654

(1)	The 2006 Cash Plan provides for the full incentive amount to be payable to the participant in the event of death or permanent disability and a pro-rata portion upon retirement. The amounts shown are calculated on the basis of the recipient’s actual 2011 Annual Cash Incentive Bonus and assume no pro-rata amount is due for retirement on August 31, 2011. Amounts reported for base salary are calculated pursuant to Mr. Zoellner’s employment agreement and Executive Employment Continuing Agreement. The bonus is paid in Swiss francs, but the amount included in the table is calculated using the exchange rate in effect as of August 31, 2011. On August 31, 2011, the exchange rate was .8281 Swiss francs to 1 U.S. Dollar.

(2)	Awards granted in fiscal year 2010 automatically vest upon death, permanent disability, or a Change in Control, and subject to consent of the Committee, vest following retirement or permitted early retirement. Awards granted in fiscal year 2011 vest pro rata upon death, permanent disability or following retirement or permitted early retirement (subject to consent of the Committee) and vest 100% upon a Change in Control. We have assumed that except for termination with cause, the Committee would have consented to vesting of awards upon retirement or permitted early retirement.

(3)	Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive is age 65. The amount is calculated using the exchange rate in effect as of August 31, 2011. On August 31, 2011, the exchange rate was .8281 Swiss francs to 1 U.S. Dollar.

(4)	As required by law and our vacation program, we will pay any earned but unused vacation pay after termination of employment for any reason. Amount shown assumes the executive is entitled to the full annual vacation benefit at termination. The amount is calculated using the exchange rate in effect as of August 31, 2011. On August 31, 2011, the exchange rate was .8281 Swiss francs to 1 U.S. Dollar.

Tracy L. Porter Executive Benefits and Payments Upon Termination	Voluntary Resignation	Retirement	Involuntary Termination Without Cause or Good Reason Termination	For Cause Termination	CIC With No Termination	CIC Involuntary or Good Reason Termination	Permanent Disability	Death
Termination Compensation:
Base Salary(1)	$0	$0	$660,000	$0	$0	$1,760,000	$0	$0
Annual Cash Incentive Bonus(1)	$0	$0	$220,000	$0	$0	$0	$0	$0
Long-term Incentives Restricted Stock/PSUs Unvested and Accelerated(2)	$726,218	$726,218	$726,218	$0	$1,186,680	$1,186,680	$820,218	$820,218
Benefits and Perquisites:
BRP, 401(k) and Profit Sharing Contributions(3)	$0	$0	$0	$0	$0	$797,542	$0	$0
Welfare Continuation Benefit(4)	$0	$0	$0	$0	$0	$26,682	$0	$0
Life Insurance Proceeds	$0	$0	$0	$0	$0	$0	$0	$880,000
Disability Benefits(5)	$0	$0	$0	$0	$0	$0	$1,320,000	$0
Accrued Vacation Pay(6)	$33,846	$33,846	$33,846	$33,846	$0	$33,846	$33,846	$33,846

Total	$760,064	$760,064	$1,640,064	$33,846	$1,186,680	$3,804,750	$2,174,064	$1,734,064

(1)	The 2006 Cash Plan provides for the full incentive amount to be payable to the participant in the event of death or permanent disability and a pro-rata portion upon retirement. The amounts shown are calculated on the basis of the recipient’s actual 2011 Annual Cash Incentive Bonus and assume no pro-rata amount is due for retirement on August 31, 2011. Amounts reported for base salary and bonus are calculated pursuant to Mr. Porter’s employment agreement and Executive Employment Continuing Agreement described on pages 50 and 52.

(2)	Awards granted in fiscal year 2010 automatically vest 100% upon death, permanent disability, or a Change in Control, and subject to consent of the Committee, vest following retirement or permitted early retirement. Awards granted in fiscal year 2011 vest pro rata upon death, permanent disability or following retirement or permitted early retirement (subject to consent of the Committee) and vest 100% upon a Change in Control. We have assumed that except for termination with cause, the Committee would have consented to vesting of awards upon retirement or permitted early retirement.

(3)	Amounts reported represent a calculation of employer contributions to the 401(k) and BRP plans for two years based on the amounts received under the terms of the Executive Employment Continuity Agreement.

(4)	Amounts reported are based on estimated costs for two years based upon 2012 premiums and actual fiscal year 2011 coverage.

(5)	Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive is age 65.

(6)	As required by state law and our vacation program, we will pay any earned but unused vacation pay after termination of employment for any reason. Amount shown assumes the executive is entitled to the full annual vacation benefit at termination.

William B. Larson(1) Executive Benefits and Payments Upon Termination	Voluntary Resignation	Retirement	Involuntary Termination Without Cause or Good Reason Termination	For Cause Termination	CIC With No Termination	CIC Involuntary or Good Reason Termination	Permanent Disability	Death
Termination Compensation:
Base Salary	$1,090,000	$1,090,000	$1,090,000	$0	$0	$1,090,000	$1,090,000	$1,090,000
Annual Cash Incentive Bonus	$0	$0	$0	$0	$0	$0	$0	$0
Long-term Incentives
Restricted Stock/PSUs Unvested and Accelerated(1)	$990,673	$990,673	$990,673	$0	$0	$990,673	$1,284,423	$1,284,423
Benefits and Perquisites:
BRP, 401(k) and Profit Sharing Contributions	$0	$0	$0	$0	$0	$0	$0	$0
Welfare Continuation Benefit(3)	$71,047	$71,047	$71,047	$0	$0	$71,047	$0	$0
Life Insurance Proceeds	$0	$0	$0	$0	$0	$0	$0	$840,000
Disability Benefits(4)	$0	$0	$0	$0	$0	$0	$750,000	$0
Accrued Vacation Pay(5)	$32,308	$32,308	$32,308	$32,308	$0	$32,308	$32,308	$32,308

Total	$2,184,028	$2,184,028	$2,184,028	$32,308	$0	$2,184,028	$3,156,731	$3,246,731

(1)	Mr. Larson’s Retirement and Transition Agreement superseded Mr. Larson’s employment agreement and EECA. Accordingly, under that agreement, Mr. Larson is only eligible to receive benefits upon retirement and an involuntary termination by the Company without cause or termination by Mr. Larson for good reason.

(2)	Pursuant to the terms of the grant agreements, all unvested awards awarded prior to fiscal year 2010 automatically vest upon death, permanent disability, or a Change in Control. Awards granted in fiscal year 2010 automatically vest upon death, permanent disability, or a Change in Control, and subject to consent of the Committee, vest following retirement or permitted early retirement. We have assumed that except for termination with cause, the Committee would have consented to vesting of awards upon retirement or permitted early retirement.

(3)	Amounts reported are based on estimated costs for eighteen months based upon 2012 premiums and actual fiscal year 2011 costs.

(4)	Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive is age 65.

(5)	Pursuant to Mr. Larson’s Retirement and Transition Agreement, Mr. Larson is entitled to an amount equal to 20 days of accrued, unused vacation pay on his Retirement Date.

Barbara R. Smith Executive Benefits and Payments Upon Termination	Voluntary Resignation	Retirement (7)	Involuntary Termination Without Cause or Good Reason Termination	For Cause Termination	CIC With No Termination	CIC Involuntary or Good Reason Termination	Permanent Disability	Death
Termination Compensation:
Base Salary(1)	$0	$0	$950,000	$0	$0	$1,900,000	$0	$0
Annual Cash Incentive Bonus(1)	$0	$0	$0	$0	$0	$0	$0	$0
Long-term Incentives Restricted Stock/PSUs
Unvested and Accelerated(2)	$0	$0	$0	$0	$235,000	$235,000	$19,530	$19,530
Benefits and Perquisites:
BRP, 401(k) and Profit Sharing Contributions(3)	$0	$0	$0	$0	$0	$494,581	$0	$0
Welfare Continuation Benefit(4)	$0	$0	$0	$0	$0	$51,803	$0	$0
Life Insurance Proceeds	$0	$0	$0	$0	$0	$0	$0	$950,000
Disability Benefits(5)	$0	$0	$0	$0	$0	$0	$2,020,000	$0
Accrued Vacation Pay(6)	$36,538	$36,538	$36,538	$36,538	$0	$36,538	$36,538	$36,538

Total	$36,538	$36,538	$986,538	$36,538	$235,000	$2,717,922	$2,076,068	$1,006,068

(1)	Amounts reported for base salary are calculated pursuant to Ms. Smith’s employment agreement and Executive Employment Continuing Agreement described on pages 50 and 52. As noted in footnote 7 below, Ms. Smith is not retiree eligible.

(2)	Pursuant to the terms of the grant agreements, awards granted in fiscal year 2011 vest pro rata upon death or permanent disability and vest 100% upon a Change in Control.

(3)	Amounts reported represent a calculation of employer contributions to the 401(k) and BRP plans for two years based on the amounts received under the terms of the Executive Employment Continuity Agreement.

(4)	Amounts reported are based on estimated costs for two years based upon 2012 premiums and actual fiscal year 2011 costs.

(5)	Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive is age 65.

(6)	As required by state law and our vacation program, we will pay any earned but unused vacation pay after termination of employment for any reason. Amount shown assumes the executive is entitled to the full annual vacation benefit at termination.

(7)	Ms. Smith is not retiree eligible based on her length of service with the Company.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Mr. Robert McClean, the son of our Chairman of the Board, and former President and CEO Murray McClean, is employed by us as Sales Manager of CMC Rebar Florida. In this capacity, he was paid cash compensation, including base salary and annual bonus, of $136,678 for his services during fiscal year 2011. He received total taxable compensation of $152,546, including life insurance premiums, car allowance and tax value of restricted stock that vested in fiscal year 2011.

Since 1978, we have had a Code of Conduct that applies to all directors, officers, and employees (collectively, “employees”). The Code of Conduct, as amended and effective as of January 1, 2010, can be found in the Corporate Governance section of our website at www.cmc.com. The Code of Conduct prohibits an employee from engaging in transactions in which he or she may have a conflict of interest without first disclosing the potential conflict of interest to his or her supervisor and seeking prior approval. Additionally, we have adopted a written policy regarding review and approval of related party transactions by the Audit Committee (the “Related Person Transactions Policy”).

The Company’s Related Person Transactions Policy defines a “Related Person Transaction” as any transaction involving an amount in excess of $120,000 in which the Company is a participant and in which a Related Person has or will have a direct or indirect material interest, including, without limitation, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships. The Related Person Transactions Policy also contains categories of certain transactions that the Board has identified as not constituting Related Person Transactions because such transactions are not deemed to create a direct or indirect material interest for the Related Person.

A “Related Person” is (i) an executive officer or director of the Company or a nominee for director of the Company, (ii) a beneficial owner of more than 5% of any class of voting securities of the Company or (iii) an immediate family member of any of the persons identified in clauses (i) or (ii). Immediate family members include a person’s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such person, and any individual (other than a tenant or employee) sharing the household of such person.

Under the Related Person Transactions Policy, each Related Person Transaction must be approved or ratified in accordance with the guidelines set forth in the policy (i) by the Audit Committee of the Board of Directors or (ii) if the Audit Committee of the Board of Directors determines that the approval or ratification of such Related Person Transaction should be considered by all of the disinterested members of the Board of Directors, by such disinterested members of the Board of Directors by the vote of a majority thereof. In considering whether to approve or ratify any Related Person Transaction, the Audit Committee or the disinterested members of the Board of Directors, as the case may be, shall consider all factors that in their discretion are relevant to the Related Person Transaction.

No director participates in any discussion or approval of a Related Person Transaction for which he or she is a Related Person, except that the director will provide all material information concerning the Related Person Transaction to the Audit Committee or disinterested directors reviewing such transaction.

Other than as disclosed above with respect to the employment of Mr. Robert McClean, there were no transactions considered to be a Related Person Transaction during the Company’s 2011 fiscal year.